AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE SEC IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933
PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 14, 2021, SUBJECT TO COMPLETION

NDB, INC.

50 California Street, Suite 1500

San Francisco, CA 94111

+1 (650) 252-0002

info@ndb.technology

https://ndb.technology

OFFERING SUMMARY

Up to 7,000,000 shares of Common Stock
Minimum investment 23 shares at $100.05

See “Securities Being Offered”

NDB, Inc., a California C-corporation (the “Corporation”, “we”, or “our”), is offering up to 7,000,000 (the “Maximum Amount”) shares (the “Shares”) of our Common Stock, at a purchase price of $4.35 per Share (“Common Stock”) to be sold in this offering (the “Offering”). See “Securities Being Offered” for a discussion of certain items required by Item 14 of Part II of Form 1-A. We are selling our Shares through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”), and we intend to sell the Shares directly to investors. The Common Stock is being offered on a “best efforts” self-underwritten basis, which means that our management and officers will attempt to sell the shares being offered hereby on behalf of the Corporation. There is no guarantee that any minimum amount will be sold.

This Offering will terminate on the earlier of (i) 12 months after the commencement of the sale of Common Stock under this Offering (ii) the date on which the Maximum Amount is sold, or (iii) when the Board of Directors of the Corporation elects to terminate (in each such case, the “Termination Date”) or cancel the Offering. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Corporation. If, on the initial closing date, we have sold less than the Maximum Amount, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Amount or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, Offering expenses, working capital and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds to Issuer” section of this Offering Circular (the “Offering Circular”).

The minimum investment amount from an investor is $100.05 for the purchase of 23 Shares; however, we expressly reserve the right to waive this minimum in the sole discretion of our management. We expect to commence the sale of the Shares as of the date on which the Offering Statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the SEC.

Investing in the Shares involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” below or a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Underwriting Discount and Commissions	Proceeds to the Corporation	Proceeds to Other Persons
Per Share	USD 4.35	None	USD 4.3485	USD 0.0015
Total	USD 30,450,000	None	USD 30,375,228	USD 74,772

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 2 offerings. The Shares are only being issued to investors who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to waive the minimum investment.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS.

BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A+. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

The securities underlying this Offering Circular may not be sold until qualified by the Securities and Exchange Commission. This Offering Circular is not an offer to sell, nor soliciting an offer to buy, any Shares in any state or other jurisdiction in which such sale is prohibited.

Sale of the Shares of our Common Stock will commence on approximately October 14, 2021.

The Corporation is following the “Offering Circular” format of disclosure under Regulation A+.

The date of this Offering Circular is October 14, 2021.

TABLE OF CONTENTS

1 IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

2 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

3 SUMMARY

3.1 Organizational history

3.2 Business summary

3.3 Private, for-profit organization (C-corp)

3.4 Product description

3.5 Potential markets and competition

3.6 Regulation A+

3.7 The offering

4 RISK FACTORS

4.1 General risk factors

4.2 Risks related to the securities

5 DILUTION

5.1 Future dilution

6 PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

6.1 Start and expiration dates

6.2 Transfer agent

6.3 Procedures for subscribing

6.4 Acceptance of subscriptions

6.5 Right to reject subscriptions

6.6 Compliance

6.7 Offer outside of the United States

7 USE OF PROCEEDS TO ISSUER

7.1 Percentage of offering sold

7.2 Equipment

7.3 Facility land and development cost

7.4 List of IT equipment required for the building and operations

7.5 List of office equipment required for the building and operations

7.6 Payroll expenses

8 DESCRIPTION OF BUSINESS

8.1 Overview

8.2 Objectives

8.3 Our culture

8.4 Our responsibility

8.5 Our vision

8.6 Our performance

8.7 Our values

8.8 Need

8.9 The organizational structure of our business

8.10 Our business plan

8.11 Description of our products and services

8.12 Market for the products

8.13 Method of distribution of the Product

8.14 Explaining the NDB Valuation

8.15 Sales figures of enterable markets for NDB’s product

8.16 Sources and availability of raw materials

8.17 Intellectual property

8.18 Regulation

8.19 Climate pledge

8.20 Government Organizations

8.21 Competitors

8.22 Compliance with anti-money laundering requirements

8.23 U.S. federal income tax matters

8.24 Environmental commitment

8.25 Employees

8.26 Corporate information

9 DESCRIPTION OF PROPERTY

10 MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

10.1 Liquidity and financial resources

10.2 Plan of operation

10.3 Trend Information

11 DIRECTOR, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

11.1 List of directors, executive officers, and significant employees

11.2 Certain relationships

11.3 Involvement in certain legal proceedings

12 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

12.1 Director compensation:

12.2 Employment agreements, arrangements, or plans

12.3 Employee stock incentive plan

13 BOARD OF DIRECTORS

14 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

15 INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

16 SECURITIES BEING OFFERED

17 NDB FINANCIAL STATEMENTS

17.1 Period January 1, 2021 to March 31, 2021

17.2 Year ended 2020

17.3 Year ended 2019

18 SIGNATURES

1          IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this Offering Circular and any Offering Circular supplements, which we refer to collectively as the “Offering Circular.” You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular.

The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an Offering Statement that we filed with the SEC. Periodically, we may provide an Offering Circular Supplement that would add, update, or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular Supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular Supplement, together with additional information contained in our annual reports, semi-annual reports, and other reports that we will file periodically with the SEC. The Offering Statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, sec.report.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Corporation are based on information from various public sources. Although we believe that such data is generally reliable, such information is inherently imprecise, and our estimates and expectations based on this data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations. References to currency in this Offering Circular are to the United State Dollars.

In this Offering Circular, unless the context indicates otherwise, references to the “Corporation,” “we,” “our,” “us,” and “NDB, Inc.” refer to the activities of and the assets and liabilities of the business and operations of NDB, Inc., a California C-corporation

2          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

  Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could seriously harm our revenues and financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital;
  Regulatory risks and changes mandated by, or that we elect to make to address legislation, regulatory authorities or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;
  Our reliance on third party suppliers and vendors for various services;
  Our ability to protect our intellectual property;
  Our ability to raise capital and the availability of additional financing;
  Our ability to obtain regulatory approval, the timing and market acceptance of our products;
  Our ability to continue as a going concern, to compete and succeed in a highly evolving industry and effectively execute our marketing strategies versus our competitors;
  Our ability to attract, retain and motivate talented employees, including engineers, designers and product, sales and distribution managers;
  Acquisitions or consolidation within our industry, which may result in us strengthening our Corporation or more formidable competitors; and our reputation and the brand strength relative to our competitors;
  Our ability to manage our business, research and development, expansion, growth and operating expenses;
  Our lack of operating history on which to judge our business prospects and management;
  Our ability to establish and handle a new business;
  Our ability to grow our customer base, our revenue, business.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions, and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be given to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

3          SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Corporation discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above.

3.1       Organizational history

NDB, Inc. is a California C-corporation incorporated on February 4, 2019, and headquartered in San Francisco, California. The Corporation was formed to develop and manufacture semiconductors, energy, and battery solutions.

NDB, Inc., as an advanced energy technology company, carries out R&D on new smart and clean power generation and storage systems.

NDB develops innovative clean energy generators and storage systems with a simplified and innovative design optimized to produce economical, pollutant-free electricity. NDB Cell, NDB Volta, and NDB Chantico are all closed-loop energy systems for low and high-power applications that redefine and revolutionize the battery and energy-generating systems as we know them.

NDB Cell is a tiny Radioisotopic Electric Generator system (REGs). Its longevity and performance are ensured by converting the radioactive decay from radioisotopes into energy. The electrical power output ranges from milliwatts to watts. It is cost-effective, and scalable from chipset to industrial applications such as space electronics, medical, internet of things (IoT), automotive, aviation, consumer electronics, and many more.

NDB Chantico is a high efficient radioisotope thermoelectric generator with a power output from Watts to KWe. It is based on the heat generated by radioactive decay of the radioisotope and converting it into electricity using the thermoelectric converter. NDB Chantico’s heat source consisting of different radioisotope compositions mainly processed from the nuclear waste. Its heat source safely gives a high temperature, long time stability, high efficiency, and high power output that any of on market RTGs has not yet reached.

NDB Volta is a compact and modular smart microreactor that will lead the future of small and portable power generation technology. NDB optimizes a new smart core design that will combine small size and high energy density features, based on a fission heat source. It will operate smartly and safely for years without refueling. NDB Volta’s power output from KWe to MWe. The NDB Volta will be small enough to be transported and offer a high reliability and operational flexibility that no other small power generating system can match.

NDB’s materials division carries out R&D on current and advanced transducer materials. We have identified existing materials’ limitations that hinder the use of radioactive noble gases and high-energy alpha emitter radioisotopes. Therefore, research on liquid semiconductors, liquid scintillation layers, ability to trap the noble gases by transducer are all leading us to new technology capabilities and revenue from dependent and independent markets.

DEP is a decentralized energy platform incorporating several novel functionalities, energy sharing, and trading with Volt token that is a live payment instrument for the energy produced by NDB or other utility providers. NDB Smart Energy, composed of AI/ML-based energy subscriptions accessible via NDB apps, will promote energy-saving and efficiency. The subscription will optimize the energy consumption or the product's utilization period. It will also allow selling energy back to the grid while the product is inactive. Furthermore, the carbon credits will be monitored and managed when it comes to partners and licensees. Using the utility platform and app, the consumers will be able to unblock NDB or partnered company’s energy, almost like they are paying utility bills.

NDB, Inc. foresees these technologies as means of creating a cleaner and greener future where innovation and environmental awareness go hand in hand.

Mailing address: 50 California Street, Suite 1500, San Francisco, CA 94111, USA

Tel: +1 (650) 252-0002

Fax: +1 (650) 252-0003

Email: info@ndb.technology

Website: https://ndb.technology

3.2       Business summary

NDB, Inc. is a Silicon Valley-based nanotechnology Corporation that was formed in 2019 with the aim of developing and manufacturing NDB. This type of battery, made from radioisotopes, represents an alternative source of green energy that can have a variety of applications in several fields, including space electronics, medical, IoT, automotive, aviation, consumer electronics, amongst many others.

The innovation has been developed in full collaboration with different partners and organizations. NDB, Inc. has an organizational structure that is expertly geared towards continuous business growth and prosperity with particular emphasis on communication. Therefore, this allows NDB, Inc. to work cohesively with different parts of the organization whilst maintaining managerial control over its ever-growing international operations.

NDB, Inc. follows a unitary form (U-form) Corporation structure where the business strategy and decision making is carried out by the corporate department. By doing so, NDB, Inc. can deliver a unified and coordinated business operation, which allows the Corporation to be able to offer a focused and higher quality service. The global operation of NDB, Inc. is based on a function-based hierarchy. As a result, it is a type of operation where the functional teams or offices oversee the domestic and international operation flexibly. Consequently, this type of corporate structure is common in corporations that aim to maintain strict managerial control of their operation.

The significant development from a business and technical perspective moved from the initial phase of R&D to the commercial prototyping stage. NDB is determined to test, prototype, and commercialize its solutions in different forms and designs. By creating a circular economy, NDB initiated innovative nuclear energy concepts, including NDB Volta and NDB Chantico to answer the power demands and scale of the applications.

Business development plan includes, among others, collaborations with world-top universities and laboratories such as: Oak Ridge National Laboratory (ORNL), Brookhaven National Laboratory (BNL), European Organization for Nuclear Research (CERN), and Swiss Federal Institute of Technology Lausanne (EPFL). Our research partners include corporations such as ORANO, LOCKHEED MARTIN, NVIDIA and, AIRBUS, and others who approached us last year with the motive to pursue collaboration regarding automotive, space, consumer electronics, crypto, and defense applications.

NDB, Inc. simultaneously has a global strategy including the expansion in Europe and other parts of the world. Accordingly, NDB, Inc. has offices in Switzerland, and the UK.

3.3       Private, for-profit organization (C-corp)

For-profit structures are usually established by private organizations intending to spin-off internal technologies that lead to significant, short-term return on investment to shareholders. Such returns are usually realized through an initial public offering or an acquisition of the start-up Corporation.

A for-profit structure is well-suited to fast growing sectors that provide high returns in a short period of time. This is the most suitable structure to attract sophisticated venture capitalists and angel investors which can increase the ability of NDB, Inc. to attract new ventures due to improved access to sources of equity capital. A for-profit structure is easily established (relative to a not-for-profit structure).

3.4       Product description

3.4.1   NDB Cell

The NDB Cell is a solution to the grid-free life of electrical products. The devices will be ready to use at all times and reduce the time and money spent on recharging or replacing the battery. There are three major components of an NDB: source, transducer and encapsulator.

The NDB Cell uses recycled nuclear waste materials to generate electricity. It is a clean and sustainable solution. The radioactive source will emit radiation due to nuclear decay. These radiations contain more energy than sunlight. The transducer is the component responsible for converting these radiations into usable electrical energy. The radiation hits the transducer materials, ionizes the atoms within them, and produces electron-hole pairs. The electron-hole pairs are proportional to the generated electricity. These components are made of materials that are sensitive to radiation but are resistant to radiation damage.

The NDB Cell employs multiple strategies to make the cell safe for consumer use. The first strategy is using alpha and beta emitters as the source, which can be stopped readily. Secondly, the whole cell is enclosed in an encapsulator which is extremely strong and radiation hard. The NDB Cell can last a very long time depending on the half-life of the radioisotope, and more often, it can last the lifetime of the device itself.

3.4.2   NDB Chantico

NDB Chantico is a high efficient radioisotope thermoelectric generator, within a power output from Watts to KWe. It is based on the heat generated by radioactive decay of the radioisotope and converting it into electricity using a thermocouple or an Advanced Stirling Radioisotope Generator (ASRG). The power output depends on the initial amount of the radioisotopes used considering the thermoelectric converter efficiency. NDB optimizes new design improvements and develops advanced material performances that stretch the efficiency boundaries up to 40%.

Currently marketed RTGs use Plutonium-238 (0.56 W/g) as a heat source. Alternative sources are Americium-241 (0.15 W/g) and Strontium 90 (0.46 W/g), which have 7% efficiency with a steady output voltage of around 7 to 30 volts and power capacity of up to 80 watts. The multi-modules RTG (MMRTG) bring the power output to KWe. However all these values are 80% less than NDB Chantico‘s estimated efficiency.

3.4.3   NDB Volta

NDB Volta is a smart fission-based system that converts fission heat into electricity with a power output from KWe to above MWe. The heat source is a fissionable material in a very advanced matrix and structure. NDB Volta’s core coolant system is a heat pipe cooling, where the fuel and heat pipes are contained in a steel monolith to form a solid-state compact core which is surrounded by a reflector. There is no need for forced circulation to remove heat from the active core region, thus eliminating the use of pumps, valves, and tube piping.

NDB Volta is best suited to serve as a smart fission generator rather than a centralized power source. Its components would be built in the factory, with no onsite construction, it is designed to operate smartly and safely supported by advanced AI/ML control algorithms working and using in-core and out-core self-powered sensors to monitor the core and reactor conditions. The reactor is intended to independently operate, predict, and handle any future failures during the operation without or with minimized human interactions. The production of green hydrogen would be the primary storage option for the NDB Volta, and NDB would also include other storage options.

3.4.4   DEP

DEP is a decentralized energy platform incorporating several novel functionalities, energy sharing, and trading with Volt token that is a live payment instrument for the energy produced by NDB or other utility providers. DEP is a possibility for each global citizen to manage their energy use, generation, and active energy trade.

Decentralized energy is the transformation of the distribution of the energy as we know it, having the potential to cross the lines between supplier and consumer and establish solid and smart connections between supply and demand. Through a decentralized energy system, the energy is being generated where it is used rather than at the large-scale centralized facility leading us toward smart generation, storage, and consumption of energy.

We believe decentralized energy distribution is an up-and-coming model to bring sustainable energy to all since it delivers economic and practical benefits to both customers and producers. In the DEP ecosystem, everyone can solely or simultaneously be a supplier or a customer.

The DEP fully foresees the current tendences and potential benefits of renewable energies for all. Thus, it is the best marketplace for NDB power solutions, including NDB Cell, NDB Volta, NDB Chantico, alongside other individuals or organizations who generate grid or off-grid energy.

The DEP is a platform for NDB and other energy solutions to coexist peacefully.

3.5       Potential markets and competition

The NDB Cell and Chantico product lines target all the sectors which use conventional batteries as power sources such as space, defense, aviation, IoT, health, consumer electronics, automotive.

The NDB Volta targets markets that need a constant power output within the high kw to low mw range. The sectors include remote workstations, data centers, industrial and residential power generation, and transport.

The DEP ecosystem targets the participants of the utility sector starting from centralized energy producers including governments and the privately owned companies to independent power providers, renewable electricity producers and many more.

The battery and energy industries are subject to rapid and intense technological and regulatory changes. We face and continue to face competition in the development, marketing of our products, and services from energy companies, government agencies, and academic institutions. Our ability to obtain and maintain a competitive position in these markets will depend upon, among other things:

  The level of competition in the markets in which we operate;
  Other battery development technologies; and
  Environmentally-friendly production processes.

3.6       Regulation A+

We are offering Shares of our Common Stock pursuant to rules of the SEC mandated under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer and sell up to $75 million in a 12-month period. In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semiannual, and current event reports with the SEC.

3.7       The offering

Issuer:	NDB, Inc., a California corporation.
Shares Offered:	A maximum of 7,000,000 Shares of Common Stock at an offering price of $4.35 per Share.
Minimum investment:	The minimum investment amount from an investor is $100.05 for the purchase of 23 Shares.
Number of shares of Common Stock Outstanding before the Offering:	31,390,560 shares of Common Stock.
Number of shares of Common Stock to be Outstanding after the Offering:	38,390,560 shares of Common Stock if the Maximum Amount is sold, exclusive of the 4,000,000 shares reserved for stock plan.
Price per Share:	$4.35
Maximum Amount:	7,000,000 Shares of our Common Stock, at a price of $4.35 per Share, for total gross proceeds of $30,450,000.
Use of Proceeds:

If we sell all the 7,000,000 Shares being offered, our net proceeds (after estimated Offering expenses) will be approximately $30,450,000. We will use these net proceeds for research and development expenses, offering expenses, working capital and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

4          RISK FACTORS

The SEC requires the Corporation to identify risks that are specific to its business and its financial condition. The Corporation is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments. Additionally, emerging companies are inheritably riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

An investment in the Corporation is speculative in nature and involves a high degree of risk. In addition to the other information in this Offering Circular, you should carefully consider the following risk factors before you make investment decisions.

The Shares should not be purchased by any investor who cannot afford the loss of his or her entire investment. This Offering Circular contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in those forward-looking statements. We discuss below some of the factors that may cause such a difference.

Moreover, the risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our Corporation, financial condition, operating results and prospects could be materially and adversely affected. In that event, the value of our corporation could decline, and you could lose part or all of your investment. “We” as used in this Risk Factors section refers to the Corporation, collectively as a whole.

THE INCLUSION OF RISK FACTORS IN THIS OFFERING CIRCULAR SHOULD NOT BE CONSTRUED TO IMPLY THAT THEY ARE DESCRIBED IN COMPLETE DETAIL OR THAT THERE ARE NO OTHER RISK FACTORS THAT APPLY TO AN INVESTMENT IN THE CORPORATION.

4.1       General risk factors

The events and risks that might affect the performance of our corporation are described in detail below:

  Management discretion as to use of proceeds

Corporation’s success will be substantially dependent upon the discretion and judgment of its management team with respect to the application and allocation of the proceeds of this Offering.

  Market Acceptance

We are attempting to establish a new business. We do not know whether the market will accept our products.

  Creation of a solid customer base

If we fail to establish and grow our customer base, our revenue, business and operating results may suffer.

  Operating results

Our operating results may fluctuate from quarter to quarter, which makes them difficult to predict. Our operating results may fluctuate in the future. Thus, operating results may not necessarily be indicative of future performance.

Our operating results in any given period could be influenced by numerous factors, many of which we are unable to predict or are outside of our control. Given our limited operating history and the changing markets in which we compete, our operating results in the near future may not be useful in predicting our long-term operating results. In addition, domestic and global economic concerns continue to create some uncertainty and unpredictability and add risk to our future outlook.

An economic downturn in any particular region in which we do business, including the United States, Europe, Australia, Middle East, Asia, could result in reductions in revenue and other adverse effects that could help or harm our operating results.

  Exchange rate fluctuations of the dollar

Exchange rate fluctuations could reduce our earnings when stated in U.S. dollars. If international sales are denominated in currencies other than the U.S. dollar, a decline in the value of those other currencies against the U.S. dollar would have the effect of decreasing our earnings when stated in U.S. dollars. We do not engage in any hedging transactions that might have the effect of minimizing the consequences of currency fluctuations; however, we may do so in the future.

  Reliance on third parties

We rely on third party vendors for various services. We rely on third party suppliers and vendors. We do not control the operations of these suppliers and vendors. If any of these third-party suppliers and vendors terminate their relationship with us, or do not provide an adequate level of products or services, it would disrupt our business and could adversely affect our operating results. We will implement a supply interruption strategy and identify redundant sources of supply in key areas.

  International environment

Our international operations are subject to increased challenges and risks. We expect to expand our international operations in the future. However, we have a limited operating history, and our ability to manage our corporation and conduct our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a business in an environment of multiple languages, cultures, customs, legal and regulatory systems, alternative dispute systems and commercial markets. International expansion will require us to invest significant funds and other resources. Operating internationally subjects us to risks and may increase risks that we currently face. These risks could arise from political, economic, or other uncertainties, in USA, or other places, and could include problems with transportation or shipping facilities, labor conditions, environmental rules, health and consumption regulations, export or import controls, trade barriers, tariffs, taxation, fluctuation in currency rates, weather, domestic instability, expropriation, war or other events beyond the control of the Corporation and its affiliates.

                      Political factors

Our corporation is subject to the risk that the politics and government of the USA could face upheaval or disruption. The politics and government of the USA have been unsettled in the past.

  Intellectual property protection

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brand. The trade secrets, trademarks, copyrights, patents, and other intellectual property rights that we have or acquire are important assets for us. We rely on, and expect to continue to rely on, a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, trade secret and patent laws, to protect our brand and other intellectual property rights. However, various events outside of our control could pose a threat to our intellectual property rights, as well as to our products, services, and technologies. There can be no assurance our intellectual property rights will be sufficient to protect against others offering products or services that may be perceived as substantially similar to ours and compete with our corporation.

  The Corporation may not have enough capital as needed and may be required to raise more capital

We may require additional capital to support our operations or the growth of our corporation, and we cannot be certain that this capital will be available on reasonable terms when required, or at all. From time to time, we may need additional financing to operate or grow our corporation. Our ability to obtain additional financing, if and when required, will depend on a variety of factors, including demand for NDB, our operating performance, the condition of the capital markets and other factors, and we cannot assure you that additional financing will be available to us on favorable terms when required, or at all. Ultimately, if we are unable to raise sufficient debt and equity financing, our ability to continue to support our operations could be significantly impaired and our operating results may be harmed.

  Any type of operational delay

We face various operational risks that could undermine the launch of our products or affiliates in the USA and/or any other part of the world. Problems could arise in connection with the construction of our plant and infrastructure. Issues may also arise in negotiating and implementing sub-contracts, material and labor costs, delay or incomplete performance, timing and availability or utility of legal remedies. Problems could arise in connection with natural disasters and other acts of God beyond our control. Problems could also arise in connection with the manufacturing of NDB. These could involve, without limitation, problems with the plant itself, machinery or equipment malfunction, labor supply, supply or storage. Moreover, our strategy for marketing and selling the NDB has not been tested. While we believe this strategy will be successful, we are unable to assure you that it will be.

  Effective recruitment of personnel

We depend on highly skilled personnel to grow and operate our corporation, and if we are unable to hire, retain and motivate our personnel, we may not be able to grow effectively. Our future success will depend upon our continued ability to identify, hire, develop, motivate, and retain highly skilled personnel, including senior management, engineers, designers and product managers. Identifying, recruiting, training, and integrating qualified individuals will require significant time, expense, and attention. Competition for highly skilled personnel can be intense. If we are not able to effectively add and retain employees, our ability to achieve our strategic objectives will be adversely impacted, and our corporation will be harmed.

                      Effective effort of our corporation employees and managers

Our ability to execute efficiently is dependent upon contributions from our employees, in particular our senior management team. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our corporation. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our corporation could be harmed.

  Reasons of force majeure

The Corporation is subject to unpredictable events, such as the risks of earthquakes, fire, power outages, floods and other catastrophic events, medical epidemics such as the COVID-19 outbreak, and to interruption by man-made problems such as terrorism, for which we may not be insured. A significant natural disaster, such as an earthquake, fire, flood, or significant power outage could have a material adverse impact on the Corporation, operating results and financial condition. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at a corporation location could result in lengthy interruptions in our services. In addition, acts of terrorism and other geopolitical unrest, particularly in certain countries, could cause disruption to our corporation.

  Competition

The markets we intend to enter are served by well-established firms selling a variety of batteries. In addition, new competitors, new products, and new marketing techniques may enter or be employed in our targeted markets. Many of our competitors have greater financial resources and experience than we have. We cannot assure you that we will be able to compete effectively in our targeted or other markets. Even if we are able to compete, competitive pressures might significantly impede our efforts and prevent us from reaching our financial objectives. Therefore, if we are unable to compete effectively for customers, the Corporation and operating results could be impacted.

  Successful management of the Corporation’s growth

The Corporation may not be able to expand the Corporation's products offerings, the Corporation's markets, or implement the other features of the Corporation's business strategy at the rate or to the extent presently planned. The Corporation's projected growth will place a significant strain on the Corporation's administrative, operational, and financial resources. If the Corporation is unable to successfully manage the Corporation's future growth, establish and continue to upgrade the Corporation's operating and financial control systems, recruit and hire necessary personnel, effectively manage unexpected expansion difficulties and in general, manage business, research and development, expansion, growth and operating expenses, the Corporation's consolidated financial condition and consolidated results of operations could be materially and adversely affected.

                      Obtaining required Licenses

The Corporation may not be able to operate its facilities or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect its business, results of operations or financial condition. NDB, Inc. will be subject to laws and regulations affecting its operations in a number of areas, including, but not limited to, R&D activities and manufacturing processes (production, packaging, use, storage and transportation), safety, facilities, environment, intellectual property ownership and infringement, import and export requirements. The successful execution of the objectives will be dependent upon compliance with all applicable laws and regulations, as well as obtaining all necessary regulatory approvals, licenses, and registrations, which may be onerous and time-consuming and reasonably likely to have a material impact upon NDB, Inc. future financial performance.

                  Team

The Corporation depends on a small management team and may need to hire more people to be successful. There is no assurance that the Corporation will be able to identify, hire and retain the right people for the various key positions.

  Customer complaints or litigation on behalf of our customers or employees may adversely affect our business, results of operations or financial condition.

The Corporation’s business may be adversely affected by legal or governmental proceedings brought by or on behalf of their residents, customers, or employees. Regardless of whether any claims against the Corporation are valid or whether they are liable, claims may be expensive to defend and may divert time and money away from operations and hurt our financial performance. A judgment significantly in excess of their insurance coverage or not covered by insurance could have a material adverse effect on the Corporation’s business, results of operations or financial condition. Also, adverse publicity resulting from these allegations may materially affect the Corporation.

4.2       Risks related to the securities

AN INVESTMENT IN THE COMMON STOCK OF THE CORPORATION (THE “SHARES”), INVOLVES AN EXTREMELY HIGH DEGREE OF RISK. THIS ANALYSIS OF THE RISK FACTORS IS TO BE READ AND CONSIDERED BY EACH PROSPECTIVE INVESTOR IN COMBINATION WITH THE SUBSCRIPTION AGREEMENT AND RELATED INVESTMENT DOCUMENTS. IN MAKING AN INVESTMENT DECISION, EACH INVESTOR SHOULD CAREFULLY CONSIDER THE IMPACT OF THE FOLLOWING FACTORS:

  The Corporation Has Limited Tangible Assets and Its Continued Operation Requires Funding

The Corporation has limited tangible assets and its continued operation requires funding, even beyond the Maximum Offering amount. The Corporation currently has only minimal assets and a significant portion of its funding will come from this Offering, which is unlikely to be enough to bring the Corporation to profitable operations. Further fundraising may likely be necessary in order to make the Corporation’s business plan viable. Any such fundraising (whether by future offerings of equity or debt securities, or by borrowing money) may be on terms that are better than the terms offered to investors in this Offering.

  Financial projections

Any financial projections and assumptions in the Corporation’s business plan are provided for illustrative purposes only, are based on assumptions that may or may not occur and must not be relied upon. To the extent that the assumptions are inaccurate or incomplete, the financial condition of the Corporation may be adversely affected. There can be no assurance that any of the assumptions in the projections will be accurate. In the event that the assumptions are inaccurate or incomplete, the Corporation’s profitability would be materially affected. There can be no assurance that actual results will correspond with the financial projections.

  Intellectual property protection

There can be no assurance that the Corporation is not infringing on the patent, trademark, or other intellectual property rights of a third party or that a third party is not infringing on the Corporation’s rights. In either event, the cost to the Corporation to defend its rights in its proprietary technology may be substantial, and the Corporation’s limited cash position may not permit an adequate defense or prosecution.

  Need for additional financing for growth, substantial dilution

In order to provide working capital, finance product development, inventories and related expenses for growth as reflected in the projections in the Corporation’s business plan, the Corporation may require substantial financing on a continuing basis. Additional financing in the form of debt or equity may be required in order for the Corporation to develop, market and sell products and to meet the projections in its business plan. If it does not obtain such additional financing, the Corporation may be unable to develop, market and sell its products. To the extent that any future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net tangible book value per share of their securities. The amount and timing of the Corporation’s future capital requirements will depend upon a number of factors, many of which are not within the Corporation’s control, including capital costs, marketing expenses, staffing levels and competitive conditions. There can be no assurance that the Corporation’s future capital requirements will be met. Furthermore, future investors may require preferred stock issued to them to contain provisions more favorable than those contained in the offering of the Shares, thereby reducing the value of the Shares. In addition, such issuance may require shareholder approval to amend the Corporation’s Certificate of Incorporation to authorize the shares of preferred stock to be issued in such future financing. Failure to obtain any required additional financing could adversely affect the growth of the Corporation.

  Competition

Present and potential competitors include companies which are well-established, have reputations for success in the development and sale of products and services, and have significantly greater financial, marketing, distribution, personnel and other resources than the Corporation, thereby permitting such companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors, to enter into new markets and introduce new products and services.

  Dependence on key personnel

The Corporation is dependent on the continued services of its chief executive officer Doctor Nima Golsharifi and the chief technology officer Professor Sir Michael Pepper. The Corporation would be adversely affected by the loss of either of the foregoing individuals if qualified replacements could not be found without undue delay, an event that should be considered unlikely.

  Limitation on transferability and marketability

Prior to the filing of this Offering Circular, there is no public market for the Shares offered through under this Offering Statement through which an investor may resell them. Moreover, it is impossible to predict the extent to which investor interest in our Corporation could lead to the development of a trading market, or its liquidity. The offering price for the Shares of our Common Stock in this Offering has been arbitrarily determined and may not be indicative of the price that will prevail in any trading market following this Offering, if any. The market price for our Common Stock may decline below the Offering price, and our stock price is likely to be volatile.

Even though we intend to list our Common Stock for trading on a securities exchange in the future, such as the NASDAQ and/or NASDAQ Private Market, it is uncertain when our Common Stock will be listed on an exchange for trading, if ever. As a result, our Common Stock sold in this Offering may not be listed on a securities exchange for an extended period of time, if at all. In such a case, it may be difficult to sell or trade in our Common Stock, thus affecting the liquidity of our Shares.

                      Absence of registration of the shares

The Shares have not been registered under the Securities Act of 1933, in reliance upon exemptions from registration provided by 17 CFR § 230.251 (Scope of exemption) Regulation A, pursuant to section 3(b) of the 1933 Securities Act. Prospective investors must recognize that they do not have the same protections afforded by fully registered offerings, despite the Offering Statement prior review by regulatory authorities. The Shares will not be registered under any state securities laws in reliance on exemptions from registration. Moreover, the Corporation does not intend to engage in any activities that would cause the Corporation to be deemed an “investment company” under the Investment Company Act of 1940 as amended and will not be registered as an investment Corporation under the Investment Corporation Act of 1940 (the “Investment Company Act”). Consequently, purchasers of the Shares will not be afforded certain of the protections of the Investment Corporation Act. Accordingly, prospective investors must judge the adequacy of disclosure, and the fairness of the terms of this Offering on their own. A prospective investor should consult with an attorney, accountant, or other qualified investment adviser prior to subscribing for the Shares.

  Uninsured losses; hazards beyond the corporation’s control

There may be types of insurance that the Corporation has not obtained. If a claim should occur, the Corporation could lose its invested capital and be forced to discontinue its business operations. The occurrence of some unforeseen catastrophe, natural or manmade, such as a computer virus, could substantially damage the Corporation’s property and the market potential of its products. If some unforeseen catastrophe should occur which would render it impossible for the Corporation to implement its business plan, or if the Corporation should experience a labor shortage or work stoppage, the Corporation would be adversely affected.

  No plan for dividends

The Corporation has no obligation to pay dividends to shareholders and the Shares issuable upon conversion thereof do not and will not require payment of dividends. We have not paid any cash dividends on our shares of Common Stock to date. The payment of cash dividends on our Common Stock in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of our Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for the development, operation, and expansion of our business and, accordingly, our Board of Directors of does not anticipate declaring any dividends on our Common Stock in the foreseeable future. As a result, any gain you will realize on our Common Stock will result solely from the appreciation of your Shares.

    There is no current market for NDB’s shares.

There is no formal marketplace for the resale of our securities. Shares of the Corporation’s Common Stock may eventually be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

  Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm.

We may at times collect, store, and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity, and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information, including through a cyber-attack that circumvents existing security measures and compromises the data that we store. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims of breach of contract for such unauthorized disclosure or access, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information, or a cyber-security incident involving data that we store, may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission or storage of confidential information, which could damage our reputation among our current and potential clients and cause us to lose business and revenue.

                      Voting control is in the hands of the Corporation’s founder.

Voting control is concentrated in the hands of the Corporation’s founder, Dr. Nima Golsharifi (the “Founder”), who owns more than 85% of the voting Common Stock. You will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our corporation’s governance documents, expanding any employee equity or option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring shareholder approval. The Founder will make all major decisions regarding the Corporation. As a minority shareholder, you will not have a say in these decisions.

  The Corporation expects to continue to raise additional capital through equity offerings and to incent its employees with equity incentives. Therefore, your ownership interest in NDB is likely to continue to be diluted.

The Corporation may offer shares of its Common Stock and/or other classes of equity any of which offerings would dilute the ownership percentage represented by any shares of Common Stock purchased by you.

  The purchase prices for the Series Interests have been arbitrarily determined.

The purchase price for the Common Stock has been arbitrarily determined by the Corporation and bears no relationship to the Corporation’s assets, book value, earnings, or other generally accepted criteria of value. In determining pricing, the Corporation considered factors such as the Corporation’s limited financial resources, the nature of its assets, estimates of its business potential, the degree of equity or control desired to be retained by the existing unit holders, general economic conditions and official 409A Carta Valuation.

  Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Corporation arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If you bring a claim against the Corporation in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Corporation. If a lawsuit is brought against the Corporation under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Corporation’s securities or by the Corporation compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

5          DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

The following table summarizes the differences between the total consideration and the weighted-average price per share of our Common Stock paid by, on the one hand, officers, directors, and affiliates of the Corporation who have acquired shares of our Common Stock prior to the date of this Offering Circular and, on the other hand, investors participating in this Offering, before deducting estimated Offering expenses, assuming that the maximum gross proceeds from the Offering of $30,450,000 are raised and that the maximum number of Shares presented on the cover of the Offering Circular are sold. As of the date of this Offering Circular, an aggregate of 31,390,560 shares of our Common Stock are issued and outstanding.

In addition, there are 4,000,000 shares of our Common Stock reserved for issuance under the Corporation’s 2019 Equity Incentive Plan.

The table below does not include any exercise of outstanding awards under the Corporation’s 2019 Equity Incentive Plan.

	Share Purchased		Total Consideration		Weighted-Average Price
	Number	Percentage	Amount	Percentage	Per Share
Existing shareholders before this Offering	31,390,560	81.77%	$1,306,320	4.11%	$0.04
New investors in this Offering	7,000,000	18.23%	$30,450,000	95.89%	$4.35
Total	38,390,560	100%	$31,756,320	100%

Note 1: Assumes the sale of 7,000,000 Shares of Common Stock at $4.35 per Share for gross proceeds of $30,450,000.

5.1       Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Corporation. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the Corporation decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

  In January 2016 John invests $20,000 for shares that represent 2% of a company valued at $1 Million.
  In August the company is doing very well and sells $5 Million in shares to VC on a valuation (before the new investment) of $10 million. John now owns only 1.3% of the company but his stake is worth $200,000.
  In January 2018 the company has run into serious problems and in order to stay afloat it raises $1 Million at a valuation of only $2 million (the “down round”). John now owns only 0.89% of the company and his stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors.

In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the Corporation has issued (and may issue in the future, and the terms of those notes).

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

6          PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

This is an Offering of up to 7,000,000 Shares of our Common Stock. The Shares are being offered at a purchase price of $4.35 per share. None of the securities are to be offered for the account of securityholders; all net proceeds of this Offering will go to the Corporation. There is no minimum number of Offering Shares that we must sell in order to conduct a closing in this Offering and therefore the Offering will be conducted on a “rolling basis.” Consequently, there is no arrangement for the return of funds to subscribers if all of the securities to be offered are not sold.

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 2 offerings, by the management of the Corporation directly to purchasers who satisfy the requirements set forth in Regulation A. The Corporation reserves the right to accept or reject any subscriptions in whole or in part at its sole discretion.

The Corporation intends to market the Shares in this Offering both through online and offline means and intends to rely on the exemption from broker-dealer registration contained in Exchange Act Rule 3a4-1. The Corporation is initially offering its securities in all states. Offers and sales to certain states will not begin until the Corporation has made the appropriate filings to become an “issuer-dealer”, or to record Corporation officers as agents, in which case it will start to sell in those states. In the event the Corporation makes arrangements with a broker-dealer (including an affiliated broker-dealer) to sell into these or other states, it will file a Supplement to this Offering Circular.

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers or directors will continue to primarily perform substantial duties for the Corporation or on its behalf otherwise than in connection with transactions in securities. Our officers or directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii) except that for securities issued pursuant to rule 415 under the Securities Act, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

6.1       Start and expiration dates

This Offering will start on the date this Offering Circular is declared qualified by the SEC and will terminate at the earlier of (i) 12 months after the commencement of the sale of Common Stock under this Offering  (ii) the date on which the Maximum Amount of Common Stock being offered is sold, or (iii) when the Board of Directors of the Corporation elects to terminate (in each such case, the “Termination Date”) or cancel the Offering.

If we extend the Offering, we will provide that information in an amendment to this Offering Circular. If we terminate early or cancel it, we may do so without notice to you, although if we cancel the Offering all funds that may have been provided by any investors will be promptly returned without interest or deduction.

6.2       Transfer agent

The Corporation has engaged eShares, Inc. DBA Carta, Inc. to serve as transfer agent to maintain shareholder information on a book-entry basis.

All Shares will be issued to investors in book-entry only format and will be represented by a stock transfer ledger, maintained by our Transfer Agent and registrar.

Investors will not be entitled to have the stock certificates registered in their names and will not receive or be entitled to receive physical delivery of the Shares in definitive form.

Transfers of investors, common stock will be facilitated through the Transfer Agent. As a result, you will not be entitled to receive a stock certificate representing your interest in the Shares. Your ability to pledge Shares, and to take other actions, may be limited because you will not possess a physical certificate that represents your Shares. Investors will receive written confirmation from the Transfer Agent upon closing of their purchases.

Transfers of the Shares will be recorded on the stock transfer ledger maintained by the Transfer Agent. We have no responsibility for any aspect of the actions of the Transfer Agent. In addition, we have no responsibility or liability for any aspect of the records kept by the Transfer Agent relating to, or payments made on account of investors in, the Shares, or for maintaining, supervising or reviewing any records relating to ownership of Shares. We also do not supervise the systems of the Transfer Agent.

6.3       Procedures for subscribing

Each investor in this Offering will be required to complete a subscription agreement through the online platform maintained by DocuSign, Inc. or by filling out a paper subscription agreement and mailing it to the Corporation at info@ndb.technology. The subscription agreement contains provisions regarding the governing law and jurisdiction for actions related to the subscription agreement; provided that such provisions in the subscription agreement will not apply to claims brought under the federal securities laws and the rules and regulations thereunder.

For online subscriptions, go to https://ndb.technology/ click on the “Invest Now” button and follow the procedures as described.

Our website will redirect interested investors via the “Invest Now” button to a page where investors can receive, review, execute and deliver subscription agreements and electronic payments. In order to subscribe to purchase the Shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or Livewire.

We shall only deliver such subscription documents upon request after a potential investor has had ample opportunity to review this Offering Circular along with their counsel. Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Further, we will not accept any money until the SEC declares the Offering Statement qualified. Proceeds will be held in an Offering Account at Silicon Valley Bank or Wells Fargo.

Any potential investor will be required to represent and warrant in their subscription agreement that they are an accredited investor as defined under Rule 501 of Regulation D or that their investment in the shares of common stock does not exceed 10% of their net worth or annual income, whichever is greater, if they are a natural person, or 10% of their revenues or net assets, whichever is greater, calculated as of their most recent fiscal year if they are a non-natural person.

By completing and executing their subscription agreement they will also acknowledge and represent that they have received a copy of this Offering Circular, they are purchasing the Shares of Common Stock for their own account and that their rights and responsibilities regarding their Shares of Common Stock will be governed by our chart and bylaws, each filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

6.4       Acceptance of subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Shares subscribed at closing. Once an investor submits the subscription agreement and it is accepted, they may not revoke or change their subscription or request their subscription funds. All accepted subscription agreements are irrevocable.

6.5       Right to reject subscriptions

After we receive investor’s completely executed subscription agreement and the funds required under the subscription agreement have been received in the Offering Accounts, we have the right to review and accept or reject investor’s subscription in whole or in part, for any reason or for no reason. We will return all funds from rejected subscriptions immediately to their, without interest or deduction.

6.6       Compliance

The Corporation has engaged to review subscription agreements and investor information, including KYC (Know Your Customer) data, AML (Anti-Money Laundering) and other compliance checks.

The Corporation and the Board reserve the right to request such information as is necessary to verify the identity of a prospective investor and to request such identification evidence in respect of a transferee of Shares. In the event of delay or failure by the prospective investor or transferee to produce any information required for verification purposes, the Corporation, or the Board, may refuse to accept the application or (as the case may be) to register the relevant transfer, and any funds received will be returned without interest to the account from which the monies were originally debited.

6.7       Offer outside of the United States

NOTICE TO FOREIGN INVESTORS

IF THE INVESTOR LIVES OUTSIDE THE UNITED STATES, IT IS THE INVESTOR'S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE CORPORATION RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN INVESTOR.

7          USE OF PROCEEDS TO ISSUER

The Corporation intends to use the net proceeds of this Offering for the development of the NDB and its other solutions and as working capital in support of the fulfillment of the consultancy, engineering, and analytical services program. The NDB Cell would be the Corporation’s first product, with NDB Chantico, NDB Volta, development of future materials and DEP being the following products of the Corporation. If the Maximum Amount is sold in this Offering, the maximum gross proceeds from the sale of our Common Stock in this Offering will be $30,450,000. If we sell all of the Shares, we estimate that the net proceeds of this Offering will be approximately $30,375,228 after the payment of Offering costs (including expenses for printing, mailing, charges of professionals and other experts, expenses related to complying with state securities laws, accountants‘ and attorneys’ fees, travel expenses, consulting fees and other front-end fees, which are expected to be approximately $74,772: the Corporation reserves the right to pay placement fees to firms and persons assisting in the Offering up to an amount not to exceed 10% of the total Offering proceeds.

The estimate of the budget for Offering costs is an estimate only and the actual Offering costs may differ. We also reserve the right to change the use of the proceeds in accordance with our strategic plans or if all of the Shares are not sold in this Offering. Accordingly, our management team will have significant flexibility and discretion over the allocation of the net proceeds of this Offering. The following table represents management’s best estimate of the uses of the net proceeds received from the sale of Common Stock in this Offering, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Shares of Common Stock offered for sale in this Offering.

7.1       Percentage of offering sold

	100%	75%	50%	25%
Equipment & Facilities Capital	$13,098,090	$9,823,567.50	$6,549,045.00	$3,274,522.50
Research & Development	$16,826,050.00	$12,619,537.50	$8,413,025.00	$4,206,512.50
Working Capital	$451,088.00	$338,316.00	$225,544.00	$112,772.00
TOTAL	$30,375,228.00	$22,781,421.00	$15,187,614.00	$7,593,807.00

7.2       Equipment

List of equipment required for the fabrication of the prototypes is presented below:

Equipment	Manufacturer	Model(s)	Price
TEM	Thermofisher	Helios 5 CX	$742,935.50
Scanning X-ray Microprobe	PHI	Quantes HAXPES/XPS	$307,500.00
Photoelectron spectrometer	Thermofisher	NEXSA X-RAY	$258,517.25
Mass Spectrometer	PHI	Nano TOF 2	$271,250.00
Raman Spectrometer	Renishaw	inVia™ Qontor®	$61,604.50
Cyclic Voltammetry	Metrohm	KIT-TI884AUTO + SER-VACVS03	$16,744.75
Impedance Spectroscopy	Metrohm	PGSTAT302N - FRA32M Module	$4,234.20
LRC Meter	Metrohm	913 pH Meter with accessories	$407.75
Multimeter	FLIR DM284	FLIR DM284	$162.50
Wedge Bonder	Kulicke & Soffa	MPP i5000Wedge	$7,630.37
Plasma Cleaning System	PVA TePla	IoN 100WB Plasma System	$19,500.00
Vacuum Pump	PVA TePla	Standard Vacuum Pump/Blower	$8,562.50
IV	Keithley	4200A-SCS-PK3	$17,025.00
Picoammeter	Keithley	6487/E - Picoammeter	$1,197.50
Semiconductor Furnace	Inseto	PEO 604 Multipurpose Furnace	$50,724.50
Electron Beam Lithography	Raith	Voyager 935.000,00E	$320,750.00
Automatic Wafer Probers	SemiProbe Inc.	PS4L SA12	$44,167.50
Spark plasma sintering	FCT System	Hybrid Hot Press/Spark Plasma	$563,500.00
Sputtering + PVD + CVD	ULVAC		$1,200,000.00
High Voltage DC supply	Keithley	2290-10 - Bench Power Supply	$1,070.00
3D Printer	Builder	Builder Extreme 2000 PRO	$7,200.00
Micro Centrifuge	ESCO	220MICRO48	$1,043.75
Fume hood	ESCO	EFQ-8UDPVW	$3,580.00
Fume hood	ESCO	SCI-6N2-S	$3,750.00
Balance Enclosure	ESCO	ADC-6E2-C	$1,450.00
Air Showers	ESCO	EAS-3C2	$5,620.00
Storage Cabinet	ESCO	EQU/06-EGSC	$1,600.00
Ultrasonic Bath	Qsonica	Q800R3-110	$4,270.00
Dispenser	IKA	Magic Lab XP-DM	$11,735.00
Spin Developer	Cost Effective	DataStream™	$8,525.00
Hotplate	FisherBrand	Aluminium - 300°C	$298.13
Gun tap	RS Components		$159.06
Scanning Electron	FEI	Quanta250 SEM	$125,000.00
Dual Beam TEM	FEI	Helios NanoLab 1200AT DualBeam	$750,000.00
Raman Spectrometer	Renishaw	inVia Qontor confocal	$59,389.50
Cyclic Voltammetry	Metrohm	884 Professional VA	$16,337.00
Impedance Spectroscopy	Metrohm	Autolab PGSTAT302N	$4,234.20
Wire bonder	Kulicke & Soffa	4127	$5,912.50
Plasma Cleaning System	PVA TePla	ION 100 Gas	$19,500.00
IV	Keithley	4200 IV Measurement Unit	$21,169.31
Pico ammeter	Keithley	6400 Series	$1,489.00
Electrical Failure Analysis	FEI	FlexProber for Semiconductors	$750,000.00
Semiconductor Furnace	Inseto	PEO 604 for Hazardous Processes	$50,724.50
Automatic Wafer Probers	SemiProbe Inc.	PS4L-SA	$44,167.50
CVD reactor	AIXTRON		$125,000.00
Vacuum Hot Press	FCT System	Type HP W	$536,192.30
Sputtering system	Sci. Vacuum	V6000LL loadlock sputter system	$155,000.00
High Voltage DC supply	Keithley	2290 Series	$1,330.47
3D Printer	Builder	Builder Extreme 2000	$7,200.00
Micro Centrifuge	ESCO	Versati	$1,043.75
Fume hood	ESCO	Frontier Acid Digestion	$3,580.00
Fume hood	ESCO	Streamline Compounding Isolator	$3,750.00
Balance Enclosure	ESCO	Ventilated Balance Enclosure	$1,450.00
Air Showers	ESCO	Cleanroom Airshowers	$5,620.00
Storage Cabinet	ESCO	Garment storage cabinet	$1,600.00
Ultrasonic Bath	Qsonica	Q800R3-110	$4,248.75
Dispenser	IKA	Magic Lap	$11,735.00
Vacuum Flange	EVP Vacuum	ISO-CF flange	$4,751.77
Gun tap	RS Components	Swagelok compatible	$159.06
Laboratory Test leads	RS Components	Assorted models	$34.37
Total			$6,657,333.73

Note 1: as the technologies advance, the list of equipment may change time to time.

7.3       Facility land and development cost

Silicon Valley based R&D facility (USA)

NDB, Inc. plans on conducting R&D activities in its own facility based in Silicon Valley which will comply with radioactive material handling regulations (radioactive material required licenses, specifically research and development broad-type A, B, C program code 03610, 03611, and 03612 respectively).

The R&D facility will be built by HOK the architects of the Nuclear Regulatory Commission and many more similar types of buildings. Their know-how of building scientific, research and development facilities, which will comply with radioactive material handling regulations, will allow seamless access to resources and equipment by staff that includes the state-of-the-art cleanrooms and laboratories as well as office spaces, web conference suites and any annexes that will be added according to later needs. The scientific and processing departments of NDB, Inc. include electronics facility, materials & vacuum facility, spectroscopy facility, semiconductor facility and design Facility.

The California facilities will be provisioned with radioactive material required licenses, specifically research and development broad-type A, B, C program code 03610, 03611, and 03612 respectively.

Having this will enable NDB to deliver the prototype timely and manufacture the customized solutions for various market players including defense contractors. Apart from the technology development itself, having this facility could generate revenue through granting access to other R&D projects coming from different entities. NDB’s facility will allow (i) the ability of in-house development; (ii) the possibility of experimenting related innovative solutions for product manufacturing and customization; and (iii) revenue generation through consultancy and nuclear waste recycling. In a nutshell, NDB facility will play a significant role in production, testing, development, and delivery of this remarkable innovation.

Factor	Facility size (ft2)	Estimated unit (cost/value)	Total cost
Cleanroom/Laboratory	8,200	$190.00	$1,558,000.00
Office Area / Meeting rooms	4,000	$160.00	$640,000.00
Auditorium	6,042	$170.00	$1,027,140.00
Warehouse	3,776	$60.00	$226,560.00
Training Centre	2,266	$160.00	$362,560.00
Common area	4,531	$103.00	$ 466,693.00
Surface Car Park	3,000	$14.00	$ 42,000.00
Total Land	31,814	$59.00	$1,877,026.00
Total	31,814	-	$6,199,979

Training Centre
323.64 m²
3483.6 ft²
Plant
116.58 m²
1254.9 ft²
Warehouse
377.60 m²
4064.5 ft²
Nursery
103.35 m²
1112.5 ft²
Conference Centre
750.78 m²
8081.3 ft²
Common Area
151.05 m²
1625.9 ft²
Common Area
85.50 m²
920.3 ft²
Common Area
305.52 m²
3288.6 ft²
Restaurant
241.05 m²
2594.6 ft²

1 GA-(00)-SK001 **Proposed Site Layout**
1 : 200

© NDB Inc.

Figured dimensions only are to be taken from this drawing. All dimensions are to be checked on site before any work is put in hand.

North

Client's Name
NDB Inc.

Job Title
NDB USA HQ - Plot C

Drawing Title
Proposed Site Layout

Scale
As indicated @

| Drawing Number | Drawing No |
| --- | --- |
| 16444 | GA-(00)-SK001 |

Status
For Informtion

Rev

© NDB Inc.

Figured dimensions only are to be taken from this drawing. All dimensions are to be checked on site before any work is put in hand.

North

Training Centre
323.64 m²
3483.6 ft²
Plant
116.58 m²
1254.9 ft²
Warehouse
377.60 m²
4,064.5 ft²
Conference Centre
750.78 m²
8081.3 ft²
Common Area
151.05 m²
1625.9 ft²
Nursery
103.35 m²
1112.5 ft²
Common Area
85.50 m²
920.3 ft²
Common Area
305.52 m²
3288.6 ft²
Restaurant
241.05 m²
2594.6 ft²

1 Level 00
GA-(10)-SK100 1 : 200

Area Schedule (as drawn)

| wt | Area | Area ft2 |
|---|---|---|
| Common Area | 306 m² | 3289 ft² |
| Common Area | 86 m² | 920 ft² |
| Common Area | 151 m² | 1626 ft² |
| | 542 m² | 5835 ft² |
| Conference Centre | 751 m² | 8081 ft² |
| | 751 m² | 8081 ft² |
| Incubator Lab Space | 565 m² | 6079 ft² |
| Incubator Lab Space | 874 m² | 9406 ft² |
| Incubator Lab Space | 473 m² | 5096 ft² |
| | 1912 m² | 20581 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| | 3478 m² | 37438 ft² |
| Nursery | 103 m² | 1112 ft² |
| | 103 m² | 1112 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 70 m² | 750 ft² |
| Resi Apt | 29 m² | 310 ft² |
| | 329 m² | 3541 ft² |
| Restaurant | 241 m² | 2595 ft² |
| | 241 m² | 2595 ft² |
| Training Centre | 324 m² | 3484 ft² |
| | 324 m² | 3484 ft² |
| Warehouse | 378 m² | 4064 ft² |
| | 378 m² | 4064 ft² |
| Grand total: 24 | 8058 m² | 86731 ft² |

Client's Name
NDB Inc.

Job Title
NDB USA HQ - Plot C

Drawing Title
Proposed Ground Floor Layout

Scale
As indicated @

Drawing Number
16444

Drawing No
GA-(10)-SK100

Status
For Informtion

Rev

Plant
153.43 m²
1651.5 ft²
Incubator Office Space
1159.38 m²
12479.4 ft²
Incubator Lab Space
564.73 m²
6078.7 ft²

1 GA-(10)-SK101 **Level 01**
1 : 200

| Area Schedule (as drawn) | | |
|---|---|---|
| wt | Area | Area ft2 |
| Common Area | 306 m² | 3289 ft² |
| Common Area | 86 m² | 920 ft² |
| Common Area | 151 m² | 1626 ft² |
| | 542 m² | 5835 ft² |
| Conference Centre | 751 m² | 8081 ft² |
| | 751 m² | 8081 ft² |
| Incubator Lab Space | 565 m² | 6079 ft² |
| Incubator Lab Space | 874 m² | 9406 ft² |
| Incubator Lab Space | 473 m² | 5096 ft² |
| | 1912 m² | 20581 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| | 3478 m² | 37438 ft² |
| Nursery | 103 m² | 1112 ft² |
| | 103 m² | 1112 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 70 m² | 750 ft² |
| Resi Apt | 29 m² | 310 ft² |
| | 329 m² | 3541 ft² |
| Restaurant | 241 m² | 2595 ft² |
| | 241 m² | 2595 ft² |
| Training Centre | 324 m² | 3484 ft² |
| | 324 m² | 3484 ft² |
| Warehouse | 378 m² | 4064 ft² |
| | 378 m² | 4064 ft² |
| Grand total: 24 | 8058 m² | 86731 ft² |

© HOK

Figured dimensions only are to be taken from this drawing. All dimensions are to be checked on site before any work is put in hand.

North

Client's Name
NDB Inc.

Job Title
NDB USA HQ - Plot C

Drawing Title
Proposed First Floor Layout

Scale
As indicated @

Drawing Number
**16444**

Drawing No
**GA-(10)-SK101**

Status
For Informtion

Rev

Plant
153.43 m²
1551.5 ft²
Incubator Office Space
1159.38 m²
12479.4 ft²
Incubator Lab Space
873.87 m²
9406.3 ft²

| Area Schedule (as drawn) | | |
|---|---|---|
| wt | Area | Area ft2 |
| Common Area | 306 m² | 3289 ft² |
| Common Area | 86 m² | 920 ft² |
| Common Area | 151 m² | 1626 ft² |
| | 542 m² | 5835 ft² |
| Conference Centre | 751 m² | 8081 ft² |
| | 751 m² | 8081 ft² |
| Incubator Lab Space | 565 m² | 6079 ft² |
| Incubator Lab Space | 874 m² | 9406 ft² |
| Incubator Lab Space | 473 m² | 5096 ft² |
| | 1912 m² | 20581 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| | 3478 m² | 37438 ft² |
| Nursery | 103 m² | 1112 ft² |
| | 103 m² | 1112 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 70 m² | 750 ft² |
| Resi Apt | 29 m² | 310 ft² |
| | 329 m² | 3541 ft² |
| Restaurant | 241 m² | 2595 ft² |
| | 241 m² | 2595 ft² |
| Training Centre | 324 m² | 3484 ft² |
| | 324 m² | 3484 ft² |
| Warehouse | 378 m² | 4064 ft² |
| | 378 m² | 4064 ft² |
| Grand total: 24 | 8058 m² | 86731 ft² |

© HOK

Figured dimensions only are to be taken from this drawing. All dimensions are to be checked on site before any work is put in hand.

North

1 GA-(10)-SK102 **Level 02 - Lab**
1 : 200

Client's Name
NDB Inc.

Job Title
NDB USA HQ - Plot C

Drawing Title
Proposed Second Floor Layout

Scale
As indicated @

Drawing Number
**16444**

Drawing No
**GA-(10)-SK102**

Status
For Informtion

Rev

Plant
153.43 m²
1651.5 ft²
Plant
190.53 m²
2050.8 ft²
Incubator Office Space
1159.38 m²
12479.4 ft²
Incubator Lab Space
473.40 m²
5095.6 ft²
DN

1 GA-(10)-SK103 **Level 03**
1 : 200

| Area Schedule (as drawn) | | |
|---|---|---|
| wt | Area | Area ft2 |
| Common Area | 306 m² | 3289 ft² |
| Common Area | 86 m² | 920 ft² |
| Common Area | 151 m² | 1626 ft² |
| | 542 m² | 5835 ft² |
| Conference Centre | 751 m² | 8081 ft² |
| | 751 m² | 8081 ft² |
| Incubator Lab Space | 565 m² | 6079 ft² |
| Incubator Lab Space | 874 m² | 9406 ft² |
| Incubator Lab Space | 473 m² | 5096 ft² |
| | 1912 m² | 20581 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| | 3478 m² | 37438 ft² |
| Nursery | 103 m² | 1112 ft² |
| | 103 m² | 1112 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 70 m² | 750 ft² |
| Resi Apt | 29 m² | 310 ft² |
| | 329 m² | 3541 ft² |
| Restaurant | 241 m² | 2595 ft² |
| | 241 m² | 2595 ft² |
| Training Centre | 324 m² | 3484 ft² |
| | 324 m² | 3484 ft² |
| Warehouse | 378 m² | 4064 ft² |
| | 378 m² | 4064 ft² |
| Grand total: 24 | 8058 m² | 86731 ft² |

© HOK

Figured dimensions only are to be taken from this drawing. All dimensions are to be checked on site before any work is put in hand.

North

Client's Name
NDB Inc.

Job Title
NDB USA HQ - Plot C

Drawing Title
Proposed Third Floor Layout

Scale
As indicated @

Drawing Number
**16444**

Drawing No
**GA-(10)-SK103**

Status
For Informtion

Rev

| Area Schedule (as drawn) | | |
|---|---|---|
| wt | Area | Area ft2 |
| Common Area | 306 m² | 3289 ft² |
| Common Area | 86 m² | 920 ft² |
| Common Area | 151 m² | 1626 ft² |
| | 542 m² | 5835 ft² |
| Conference Centre | 751 m² | 8081 ft² |
| | 751 m² | 8081 ft² |
| Incubator Lab Space | 565 m² | 6079 ft² |
| Incubator Lab Space | 874 m² | 9406 ft² |
| Incubator Lab Space | 473 m² | 5096 ft² |
| | 1912 m² | 20581 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| Incubator Office Space | 1159 m² | 12479 ft² |
| | 3478 m² | 37438 ft² |
| Nursery | 103 m² | 1112 ft² |
| | 103 m² | 1112 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 29 m² | 310 ft² |
| Resi Apt | 70 m² | 750 ft² |
| Resi Apt | 29 m² | 310 ft² |
| | 329 m² | 3541 ft² |
| Restaurant | 241 m² | 2595 ft² |
| | 241 m² | 2595 ft² |
| Training Centre | 324 m² | 3484 ft² |
| | 324 m² | 3484 ft² |
| Warehouse | 378 m² | 4064 ft² |
| | 378 m² | 4064 ft² |
| Grand total: 24 | 8058 m² | 86731 ft² |

© HOK

Figured dimensions only are to be taken from this drawing. All dimensions are to be checked on site before any work is put in hand.

North

Resi Apt 28.81 m² 310.1 ft²
Resi Apt 28.81 m² 310.1 ft²
Resi Apt 28.81 m² 310.1 ft²
Resi Apt 28.81 m² 310.1 ft²
Resi Apt 28.81 m² 310.1 ft²
Resi Apt 28.81 m² 310.1 ft²
Resi Apt 28.81 m² 310.1 ft²
Resi Apt 28.81 m²
Resi Apt 28.81 m²
Resi Apt 69.59 m²

1 GA-(10)-SK104 **Level 04** 1 : 200

Client's Name
NDB Inc.

Job Title
NDB USA HQ - Plot C

Drawing Title
Proposed Fourth Floor Plan

Scale
As indicated @

Drawing Number
**16444**

Drawing No
**GA-(10)-SK104**

Status
For Informtion

Rev

R&D Facilities in Switzerland

The focus of NDB, Inc. in Europe is located around Switzerland, specifically Canton of Neuchatel, where we plan to establish a new plant. Significantly an extremely low tax rate (<1%), availability of grants through Innosuisse, the canton and the government, access to radioisotopes through CERN and EPFL, and high-profile human resources, are amongst the main reasons for NDB, Inc. to establish in Switzerland.

7.4       List of IT equipment required for the building and operations

Equipment	Manufacturer	Model	Cost (Year 1)	Cost (Year 2)
Accessories	Mix	Variety of items	$10,000.00	-
Audio	Mixed	Theater Sound Package	-	$30,000.00
Display	Dell	P2719H IPS	$790.00	$2,370.00
Firewall	Cisco	ASA 5545-X	-	$10,000.00
iPad Pro	Apple	iPad Pro	$1,200.00	$1,200.00
Mac Pro	Apple	Mac Pro	$2,500.00	$2,500.00
Macbook Pro	Apple	MacBook Pro 15 inch	$1,250.00	$1,250.00
Mobile Phone	Apple	iPhone XS Plus	-	$2,500.00
Printer	Lexmark	X950dhe	$1,300.00
Surveillance	Samsung	43 LED - NU6900 Series	-	$300.00
Surveillance/Server	Synology	FS3017 +1TB SSD Storage/Person	-	$15,000.00
Surveillance/Server	Synology	Expansion Unit RX2417sas	-	$3,000.00
Switch	Cisco	Nexus N3K-C3048TP 1GB 48 Port	-	$500.00
Teleconference	Cisco	Webex Board 85	-	$15,179.69
Teleconference	Cisco	Cisco Webex Share Dongle	-	$1,140.00
TV	Sony	LED X850F	$10,000.00	$2,999.00
Total			$17,040.00	$87,938.69

7.5       List of office equipment required for the building and operations

Equipment	Cost (Year 1)	Cost (Year 2)
Office Desk	$1,500.00	$3,000.00
Office Chair	$300.00	$600.00
File Cabinet	$150.00	$600.00
Sofa	$8.00	$800.00
Total	$1,958.00	$5,000.00

7.6       Payroll expenses

Type	Count (Year 1)	Count (Year 2)
Engineering	16	32
Finance	12	24
HR	2	4
Marketing	1	2
Total Headcount	31	62

Type	Cost (Year 1)	Cost (Year 2)
Employees	$1,610,546	$3,221,092
Salary & Wages	$1,610,546	$3,221,092
Bonus Pool	$0	$322,109
Payroll Tax	$99,854	$199,708
Employee Benefits	$0	$0
Contingency reserve 5%	$85,520	$187,145
Total Payroll	$1,710,400	$3,742,909

Because the offering is a “best effort” offering with no minimum offering amount, the Corporation may close the offering without sufficient funds for all the intended purposes set out above and may not even cover the expenses of the offering. In that event, it will look to other sources of funds, including loans from its officers to fund its operations, although there can be no assurance that such funds will be available.

The Corporation reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Corporation and the discretion of the Corporation’s management. The Corporation may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

While the Corporation intends to use substantially all of the proceeds of the Offering for its nanotechnology business, an investment in the securities offered is an investment in the Corporation as a whole and not a specific business segment. Any differences in allocations of funds from the “Use of Proceeds” will be added to or subtracted from Working Capital. Pending their use, a portion of proceeds of the Offering may be invested in activities issued or guaranteed by the United States government.

We believe that the net proceeds of the Offering, if we raise the Maximum Amount, will allow us to operate for at least the next 24 months. Further, we expect that during or after such a 24-months period, we will be required to raise additional funds to finance our operations until we can conduct profitable revenue-generating activities.

The Corporation intends to use a portion of the proceeds raised in this Offering to fund the compensation payable to its executive officers, as described under “Compensation of Directors and Executive Officers” below, which, as of the date hereof, involves the payment of a total sum as per year as outlined below pursuant to our executive officers’ Employment Agreements.

8          DESCRIPTION OF BUSINESS

8.1       Overview

NDB, Inc. is a California C-corporation incorporated on February 4th, 2019, headquartered in San Francisco, California.

NDB, Inc. is developing new cutting-edge clean energy innovations, namely the novel NDB Cell, NDB Chantico, NDB Volta, advanced materials, and DEP.

Modern life is heavily reliant on portable battery-powered devices affecting daily aspects of our lives, ranging from telecommunication devices to transport vehicles and beyond earth in aerospace technology. There is an increasing demand for efficient and cost-effective batteries from manufacturers, meaning a constant need to improve the current state of affairs. Conventional batteries have been riddled with numerous concerns, and in the age of increasing consciousness about global warming and waste accumulation, production must be in line with sustainable development principles and the process of qualitative change.

The NDB vision is to develop and manufacture new cutting-edge technologies to promote a clean and green energy solution for the future and foresees that innovation and environmental awareness will go hand in hand.

NDB Cell is a radioisotope electric generator-based device that can provide clean energy to power numerous applications over their entire lifespan and overcome the limitations of the existing energy generation/distribution solutions. It can be used to power applications in many fields such as automotive, sensors, space machinery, and other consumer electronics.

In brief, NDB is a safe, clean, and versatile solution to the globally growing energy demand creating charge from recycled nuclear waste. One of the critical innovations of NDB is the utilization of a proprietary nanostructure that allows for enhanced device performance and highly sophisticated safety features, which covers radiation, thermal and mechanical aspects.

We research the most efficient energy conversion methods and materials to simulate while keeping on track to produce our commercial prototypes. NDB research started with selecting the most suitable technology for the cause, choosing between different energy harvesting techniques. The team then moved on to choosing the optimal material combination for the source, power storage, and transducer. Preliminary calculations were completed to select the best radioisotopes for each power level considering all relevant factors, including decay chain, half-life, safety, and availability. Although investigation on supercapacitors as power storage was undertaken and concluded, the optimization of the converter material had various stages. During the process, many hurdles were overcome to ensure the best conversion efficiency and longevity of the components. This research led to the NDB T1 transducer.

Once the materials had been selected, the R&D team began investigation on the optimal cell design and geometry to magnify efficiency and scalability. The NDB concept and design are now being incubated, ready for simulation and development of a commercial prototype alongside our partners.

In a nutshell, this innovation has two benefits to society: firstly, it will provide the next-generation clean energy solution in line with the trend and initiative outlined by the International Energy Agency and Electric Vehicles Initiative under the Paris Agreement, and secondly, provide a toxic waste solution to issues reported by organizations such as AMEC and Radioactive Waste Management LTD.

During the research on our first product, the NDB Cell, we have initiated other state-of-the-art and disruptive products research and development.

The NDB Chantico would enable us to utilize the high-level nuclear waste such as spent fuel into clean power technology. Whereas the NDB Volta would potentially incinerate the spent fuel minor actinides, thereby removing the long-lived transuranic elements from the fuel inventory. Additionally, NDB DEP will promote energy efficiency and security.

All NDB’s products have the same mission to reuse nuclear waste for green energy production. The advanced transducer materials project is to push the boundaries of the NDB Cell and NDB Chantico to higher power applications by discovery of efficient materials.

8.2       Objectives

  NDB’s primary goal is to give an energy solution that will be sustainable and damage-free for the environment and a sustainable future.
  NDB is always looking for alternatives to create clean and lifelong energy.
  The battery industry is always looking for efficient and cost-effective alternatives. NDB has accepted this challenge and is working towards improving this field to provide cost-effectiveness and accessibility.
  NDB cares about the environment and wants to help the world understand the importance of disposing of waste, repurposing hazardous waste for a cleaner alternative, as it threatens future generations’ wellbeing.
  One of the many vital merits of this innovation, due to the half-life of isotopes, the battery developed through this business will be able to provide energy perpetually during the application’s lifetime.
  In addition, safety from radiation is achieved by using the encapsulator alongside several other technologies. The said technologies will then be packaged in a wide range of common form factors. Through this, NDB will provide a solution for clean energy, radioactive waste disposal, jobs, and intellectual property.

8.3       Our culture

The Corporation has mastered the very best talents from all corners of the map, with a rich tapestry of staff, both in diversity and expertise. The team has extensive experience in operating multinational corporations from various disciplines. NDB’s team is composed of experienced executives and scientists of the necessary fields.

NDB, Inc. was founded under the belief of leaving the earth a better place for future generations. Clean energy innovations that set sail into the uncharted waters of science should be ecologically friendly and sustainable so that we could pass on the world in a better state for the next generations to come. NDB, Inc. will spare no effort to achieve this.

8.4       Our responsibility

NDB, Inc. is committed to the development and manufacturing of the NDB such that we promote a clean and green energy solution for the future. NDB, Inc. believes in the coexistence of innovation and the environment.

We believe it is our responsibility that our innovations make the lives much better whilst being environmentally friendly.

8.5       Our vision

In the ever-increasing digital age where much of our life is dependent on electronics NDB becomes truly useful and beneficial for society by providing the user with the convenience of not having to worry about immediately running out of charge.

We believe this multi-purpose energy solution will have a greater mission which is the environment. It is also remarkable that NDB envisions removing thousands of tons worth of nuclear waste globally. Another significance is the creation of research jobs in the immediate future and manufacturing jobs upon product launch.

8.6       Our performance

NDB, Inc. has a vast team of experts both in business and science to deliver the much-needed green energy solution. Allowing NDB, Inc. to be part of the large global battery market.

8.7       Our values

  Client Value Creation
  Diversity
  Exceptional
  Innovative
  Integrity
  Leadership
  One Global Network
  Passion
  Respect
  Responsibility
  Teamwork

8.8       Need

Nuclear power stations produce highly toxic radioactive waste that needs to be stored securely for a significant amount of time, usually decades or more until it is considered safe. This technology converts the radioisotopes present within the waste into electricity, which reduces the amount of storage space required for nuclear waste.

In addition, NDB’s technology has the potential to replace other energy sources such as gasoline and lithium-ion batteries, reducing their negative environmental impacts caused by emission and toxic metal waste products, respectively.

Another trend is the shortage of cobalt, a crucial component of Li-ion batteries. The price of cobalt is projected to increase substantially due to the increased demand. Much in the same way that indium did to make touch screens for smartphones. Since our battery does not contain any cobalt it is a conflict-free solution that is not affected by the supply shortage of its raw material.

Finally, one of the most important recent trends is the sudden increase in demand for electric vehicles. After the Paris Agreement, governments around the world are working towards shifting fossil fuel-powered vehicles to electric vehicles. A market that is a natural fit for our batteries, driving up the demand for our innovation.

8.9       The organizational structure of our business

NDB, Inc. has an organizational structure that is expertly geared towards continuous business growth and prosperity with particular emphasis on communication. This allows NDB, Inc. to work cohesively with different parts of the organization whilst maintaining managerial control over its ever-growing international operations.

NDB, Inc. follows a unitary form (U-form) Corporation structure where the business strategy and decision making is carried out by the corporate department. Therefore, by doing so NDB, Inc. is able to deliver a unified and coordinated business operation, which allows NDB, Inc. to be able to offer a focused and higher quality service.

The global operation of NDB, Inc. is based on a function-based hierarchy. As a result, it is a type of operation where the functional teams or offices oversee the domestic and international operation flexibly. Consequently, this type of corporate structure is common in a corporation that aims to maintain strict managerial control of their operations.

8.10  Our business plan

The Corporation’s business plan is to develop and provide industries and consumers with new cutting-edge clean energy innovations. The Corporation’s business is intended to create a positive impact on society and environment as a whole and balance the interests of its shareholders and the interests of those materially affected by the Corporation’s activities, decisions, conducts.

Our products have been carefully identified and chosen to meet its vision, boost economic activities in communities, meet global energy demands, and utilize nuclear waste as the power source for clean energy production. Of the many critical merits of the NDB innovation, nuclear power sources’ energy density would enable NDB Inc. to provide energy perpetually during the device lifetime.

In addition, safety is one of the core principles of our technologies. The protection from radiation in the NDB is achieved by a defense in depth strategy. Ion implantation is used to protect the source and ensure it is inaccessible alongside several other encapsulation technologies. NDB is entirely scalable and can be shaped into a wide range of common form factors.

The same amount of safety goes to all the products. NDB Volta would incinerate the high-level transuranic elements, hence could be termed as a burner reactor. Keeping in mind the longevity of operations, the reactor could be also termed as a fission battery.

The Corporation is committed to protecting the environment as a responsible business and environmentally responsible corporation. We believe strong ties between our business activities, by-products, and other resources that are offering tremendous advantage for the Corporation to develop and build environmentally friendly products and implement environmental stewardship into all parts of our operations. However, we foresee certain risks alongside enormous opportunities that should be taken care of since the welfare of people, the environment and the development of the economy are of utmost importance for us.

In addition, assuring safety and health to our consumers represents our number one priority. Protection from radiation is achieved by the use of the protective shell alongside several other technologies. The said technologies will then be packaged in a wide range of common form factors to achieve the power demands of the application.

NDB, Inc. is committed to being a clean, transparent, sustainable energy Corporation. Our social promise is to remain environmentally committed while developing proprietary technologies, transparent consumer product formulations, manufacturing and academic partnerships that will produce an easily accessible, diverse, and safe product intended to advance consumer’s usage of electronic devices, as well as provide a more advanced way to dispose of nuclear waste.

8.11  Description of our products and services

Incorporating NDB Inc.’s products into the NDB ecosystem would be the next step for the Corporation. The product lines would be NDB Cell, NDB Volta, NDB Chantico, NDB Materials, and DEP.

All named technologies have the Corporation’s motive to generate clean energy using nuclear power sources, ideally from nuclear waste.

The NDB Volta applications focus on defense, transport (submarines, ships, and aircraft), industrial, residential, and potentially scaling to nuclear spacecraft propulsion. The chemical spacecraft can only take us so far, and to reach multiple space expeditions and interstellar travel, we would need to look into nuclear-powered spacecraft. In comparison, the NDB Chantico would be an intermediate HERTG product line that would accelerate nuclear waste incineration. Current RTGs are limited in efficiency but can be used to power space satellites with transuranic stockpiles. NDB Chantico will target similar sectors and exceed previous generations of RTGs.

8.11.1                       NDB Cell

NDB Cell belongs to a class of devices known as Radioisotopic Electric Generator (REG). A device that generates charges using the decay of radioisotopes as an energy source. Although emerging, the concept of betavoltaics is well established where organizations such as NASA have developed tritium-based betavoltaics respectively in recent years. Depending on their radioactive half-life, REGs require neither recharging nor replacing. REGs are extremely promising as batteries for devices that are expected to last for a very long period (such as pacemakers) or devices that are difficult to reach (such as space electronics and therefore NASA’s interest).

One of the reasons it has not broken into the commercial application is its low power output that limits its use to low power devices such as pacemakers. REG may generate charge non-stop for hundreds of years (even thousands depending on the radioactive half-life), but without an appropriate storage system, the generated charge is wasted.

Another reason for REG being unexplored commercially is its very nature of being reliant on semiconductor technology that itself is an active region of research. However, the commercial success of semiconductor devices and their fabrication methods (especially for computer chips) has now lowered this barrier. The technological barrier is more so because it relies on controlled materials that not many research groups have access to.

In traditional voltaic devices, the radioisotope source will be layered on the top of the semiconductor unit, which results in loss of radiation escaping in other directions. However, NDB uses multiple radioisotopes embedded and conversion layers that are stacked to cover almost all the radiation emissions, which results in increasing the number of charges being generated. Theoretical and preliminary calculations show that the radioisotope being embedded inside the transducer increases the efficiency and overcomes the limitation.

The keen selection of the NDB components which have shown the highest radiation tolerance as well as maintaining structural integrity with low to zero signs of surface and displacement defects for the power range. NDB’s R&D on materials and the team's expertise have made this feat possible. The reduced likelihood of surface defects will then result in the reduced charge loss increasing the device efficiency of NDB. The issue of charge storage will be addressed by creating an electron reservoir at the end of each NDB. The team pursued future semiconductor materials to bring NDB Cell to the market.

NDB will have two devices integrated into one. One is the charge-producing alpha/beta source. The other is the diode that channels away the charge generated to the metal electron reservoir that statically discharges the stored charge. This method is expected to allow greater charge storage, potentially bringing alpha/betavoltaics to higher power applications for the first time. An additional benefit of this design is that it is compact due to integrating the two components.

The implementation of NDB is unique to few reasons, including limited access to radioisotopes (a controlled radioactive substance), the presence of a limited number of experts with in-depth knowledge of diamond electronics around the world, and the recent advancement of materials technology and manufacturing methods such as Chemical Vapor Deposition (CVD) technique that is required to produce semiconductor wafers has enabled the R&D to advance.

NDB is a power solution that you do not need to recharge or replace throughout the lifetime of the device manually. Even better, it is made from recycled nuclear waste or radioisotopes, so it is clean and has an encapsulator, making it incredibly safe.

NDB is extremely versatile and can be used for beta, alpha and gamma emitters found in high-level waste like Strontium-90, Cesium-137, Promethium 147, Triatomic Hydrogen (H3), Silicon-32, Nickel-63, Samarium-151, Carbon-14, various Uranium and transuranics isotopes as well as intermediate-level waste found in moderators and reflectors of nuclear reactors. Strontium-90, for example, has a specific power of 135W/kg, and Curium-244 has 409 W/kg with ideal NDB based transducer calculations. These are comparable to the Li-ion battery’s power density of 180 to 300 W/kg that we already use. In the case of Polonium-210, the power density can reach up to 20,000 W/kg. The ability to recycle nuclear wastes will result in a cost-saving process that is currently costing over US$100 billion globally.

By innovating the NDB cell, we took a nuclear waste problem into a safe and clean power solution.

Notwithstanding our commitment to implement recycled material for our NDB, artificially made isotopes can be implemented too. Our aim is to create a circular economy system where nuclear power is deprived of the burden of nuclear wastes, thus becoming a more attractive source of energy worldwide.

Safety and health of our consumers is our primary concern. With its high radiation-absorbing capacity, as well as its thermal conductivity and mechanical toughness, the encapsulator shell makes NDB extremely safe. The isotopes can be atomically caged in such a way that misusage results are challenging. The encapsulator does not permit any leak of radiations; it allows the battery to release heat faster than it can produce, impeding overheating, and because it is extremely tougher than stainless steel and extremely hard for it to break, making the device both robust and tamper-proof.

The application of NDB spans but is not limited to most devices that currently use a battery, such as smartphones, IoTs, smart industry, laptops, medical appliances such as pacemakers, hearing aids, and electric vehicles. Transistors, much like the NDB, are semiconductor-based devices. The recent and drastic improvement in computer technology is due to the newfound ability to minitualize the transistors, giving each device access to previously dispersed atoms. The same technology that has allowed the fabrication of silicon transistors, known as Chemical Vapor Deposition (CVD) will be implemented in the fabrication of NDB.

The CVD is a process where plasma is used to grow semiconductor wafers atomic layer by layer and sputtering, a metallization technique used to manufacture nano-devices. For this reason, much of the technology and equipment required to make an NDB is the same as those used to make a silicon transistor. Therefore, by reusing production lines and equipment currently involved in constructing computer chip wafers, producing NDBs for commercial production becomes cost-effective. NDB is a more energy-dense, longer-lasting, and weather-independent alternative to traditional energy sources. The added values are lack of harmful by-products and recycling of nuclear waste.

8.11.2                       NDB Volta

NDB Volta is a compact and modular smart microreactor. In technical terms it means that the reactor power would be in the range of kilowatts (kWe) to Megawatts (MWe). It is also portable hence it can be assembled in a plant and taken over to the facility as a whole unit. The reactor core would be power dense with a compact core based on a fissionable system. NDB Volta can burn the nuclear wastes. The R&D team is designing the reactor core with the possibility to run at least 10 years without the need to refuel, thus making NDB Volta very economical.

The areas of innovation include the compact reactor core which could be heat pipe reactor technology, innovative fuel and fuel cycles. Lastly, Innovative control systems is a collaboration between NDB’s software and R&D team. The control systems can utilize AI/ML methods to become dynamically smart reactors.

The reactor being compact leads to higher temperatures at the core, making the need for high thermal stress resistant materials necessary. The R&D is directed towards this along with the design conceptualization. Simulation works for the neutronics, thermal, structural, and CFD asses the feasibility for the NDB Volta product line. A demonstration plant will be set up to test the capabilities of the NDB Volta design. The demonstration phase could also involve testing various energy storage options. Due to the compact size of the core, construction phase is expected to be short, hence the design certification and licensing would take the major portion of the NDB Volta’s timeline.

8.11.3                       NDB Chantico

NDB Chantico is a high efficiency radioisotope thermoelectric generator (RTG) which uses nuclear waste sources. The current RTGs have very low efficiencies which limits their performance and applications.

With NDB Chantico, we are working on developing the materials necessary to reach higher efficiencies. The use of different thermo-electric conversion mechanisms can aid in realizing up to 30-40% efficiency. The power range would be in the 1W - 1kWe space to meet NDB Inc.’s ecosystem and fit in line of our products.

NDB Chantico could use spent nuclear fuel elements or minor actinides. Applications can include power solutions as well as heating for communities, districts, and regions.

The RTG’s have several secondary conversion technologies such as AMTEC, Thermoelectric, and Stirling Engine. The R&D team is working on innovative materials to achieve the highest possible efficiency while still burning the nuclear wastes.

8.11.4                       Advanced materials

NDB Inc. is invested in innovation and constant improvements; thus, it is a no-brainer that the Corporation is heavily involved with advanced materials research. The R&D team has material science expertise and collaboration with major research institutions around the world. The team is developing new multiphase semiconductors for the NDB product line. Furthermore, the NDB product line encapsulation techniques are being developed to enable multiphase power sources.

For the NDB Volta product line, the Corporation is performing extensive R&D on high-temperature resistant materials that can be also applied to NDB Chantico and NDB Volta.

8.11.5                       DEP

Energy is essential as it provides almost all the necessary things that make our life easy, mobile, and more productive. The conventional power solutions such as coal-fired, gas, or large solar power stations are usually government-controlled or privately owned, generating substantial electricity at centralized facilities. Those centralized systems were and still are powering most of the world's population as they distribute the electricity through the eclectic power grid to millions of end-users. However, history shows that such centralized energy generation has various disadvantages, including the transmission of electric energy over long distances, cost expansions, air pollutant emissions, waste generation, and more.

Despite the above drawbacks, one may ask why anyone should look for their energy while private companies or governments are handling it quite well in exchange for a substantial monthly or yearly consideration? The answer is straightforward: the advancement of new technologies and global challenges are enforcing decentralized smart grids, which will become more desirable and feasible.

Here comes decentralized energy distribution into play. Decentralized energy is the transformation of the distribution of the energy as we know it, having the potential to cross the lines between supplier and consumer and establish solid and smart connections between supply and demand. Through a decentralized energy system, the energy is being generated where it is used rather than at the large-scale centralized facility leading us toward smart generation, storage, and consumption of energy.

We believe decentralized energy distribution is an up-and-coming model to bring sustainable energy to all. It has many superiorities that are listed below:

  A decentralized energy system is characterized by generating energy as close to its use as possible.
  Since the end-users are spread across the globe, sourcing decentralized energy generation can substantially reduce the transmission and distribution inefficiencies environmental costs.
  Increase eco-efficiency by having the possibility for more optimal use of energy. The consumers will be able to avoid unnecessary or wasteful use of energy.
  Another crucial aspect is tariffs. Decentralized energy is capable of offering favorable pricing compared to conventional energy service providers.
  It also helps to reduce carbon or greenhouse gas emissions as renewable sources power many decentralized energy systems.
  Accessible plug-and-play technology allows the consumer to consume energy as they need it.
  A decentralized energy system requires low maintenance and servicing.

8.11.5.1               Our solution

From our perspective, a decentralized, distributed energy future starts from an individual going through to groups, entities, governments, and the entire world.  To heavily contribute to this process, we provide a tool for each global citizen to manage their energy use, generation, and active energy trade.

We are confident to move towards a decentralized energy model to deliver economic and practical benefits to both consumers and producers.

Furthermore, it is remarkable that, within our ecosystem, consumers and suppliers could potentially be the same person making them active energy traders of their excess energy and simultaneously consumers of others or their energy.

We propose no more centralized suppliers. Instead, we promote the centralized solutions onboarded and globally play a fair and transparent energy distribution.

Additionally, NDB power solutions, including NDB Cell, NDB Volta, NDB Chantico, alongside other services, provide significant advantages when a lower levelized cost of energy is desirable, and growth in energy demand is a challenge.

We fully understand how people tend to move toward renewable energies. Thus, the NDB ecosystem is the best market for individuals or organizations who generate grid or off-grid energy.

The DEP is a platform for NDB and other energy solutions to coexist peacefully.

8.11.5.2               The details of DEP

Consumers will use the Volta token to unblock the energy from the suppliers, almost like we are paying our utility bills.

Since NDB or any other generators are perpetual sources of electricity, an owner will have an excess amount of energy required to be stored or shared while the application is inactive.

Thus, by simply connecting the source to the grid or transporting it to a location where the demand is, a supplier will be able to share the energy within the ecosystem at a favorable price.

Since the supplier is providing the energy within our ecosystem, without an intermediary or commission on transactions, a supplier will offer competitive tariffs for the use of the energy compared to the centralized institutions or governments.

Everyone can solely or simultaneously be a supplier or a consumer within our ecosystem.

8.11.5.3               Supply limitations

No participant holding NDB, partner’s technology, or other renewable energy solutions capable of generating energy will have the right to sell more energy than they can produce.

Voltanergy, which aims to discover new safe ways to power our society, will provide monitoring devices to record the power output from every supplier. The ecosystem should regulate the measurements unless both supplier and consumer request Voltanergy to be the regulator.

If Voltanergy is the regulator, the consumer will always consume energy from other suppliers through our Smart subscription with the well-trained AI tool.

AI will help consumers access energy based on their objectives, including the type of energy, location, price, reliability, energy-saving, and carbon credits from one or more suppliers if higher reliability is desirable. This solution stabilizes off-peak and peak hours of energy demand and brings energy reliability and security rather than having a monthly subscription from a centralized power supplier.

8.11.5.4               Smart subscription

Another significant feature for the consumer and suppliers is the existence of a Smart Subscription within our ecosystem. NDB Smart Energy, composed of AI/ML-based energy subscriptions accessible via NDB apps, will promote energy-saving and efficiency. The subscription will optimize the energy consumption or the product's utilization period. The Smart subscription is the end of payment for the energy that eventually is not being used, stored, or consumed by the consumer. In the traditional model, consumers do not have the possibility of more optimal energy use to avoid unnecessary or wasteful use.

It must also be mentioned that AI will help consumers choose the cheapest or any type of supplier they consider appropriate within their financial or eco-friendly condition. This further optimizes and advances the Smart Subscription model.

8.11.5.5               Trade

One of the options for the DEP ecosystem participants could be to trade with the energy within the ecosystem by finding the cheapest offers and selling it to a higher price in case the supplier has a consumer who is happy to pay the required consideration.

The energy is directly traded between two individuals who define prices, volume, and other terms in the negotiations.

This could also lead to a futures marketplace that can advance investment in the energy sector.

8.11.5.6               Utility sector

Although the utility industry is full of centralized energy providers and despite their less advantageous energy supply, NDB considers forming a solid partnership with them, including onboarding those entities in the DEP ecosystem to provide mutual benefit for all.

Once the utility sector is concerned, NDB foresees strategic partnerships with the governments and the companies that create or provide electricity, independent power producers, renewable electricity providers, and many more.

The companies operating within the utility sector own thousands of grids and meters placed in the public and consumers' houses, respectively. Through the formation of the partnership, the grids and meters will be connected to the DEP ecosystem allowing consumers to simply get electricity from any person registered within the NDB ecosystem rather than only from the supplier owning a grid or meter.

One of the main reasons local companies should gain more by joining the ecosystem rather than being standalone centralized energy providers is the potential increase in their customers. The local companies are usually providing energy within the limited geographic areas because they cannot power the entire country due to other competitors or lack of financial capacity to cover large regions. However, what the DEP ecosystem offers is an unlimited number of customers without any geographic limitations. The utility companies will interact with each other and form legal relations. Customers domiciled in one country may pay for the energy to a company based in another country. Still, an actual provider of the electricity will be the local company.

The DEP ecosystem takes local suppliers on the international arena and lets them compete, gain, and grow amongst other utility companies.

To be clear, what the DEP ecosystem offers to the utility sector is a similar concept as banks are practicing in today's world.

The physical money is not transferred from one account to a foreign bank account during an online transaction, and however, the beneficiary can still immediately withdraw cash. Similarly, the energy is not transmitted from one utility service provider to a foreign utility service provider, but the customer still gets electricity instantly.

It is the first time you will experience how money and energy become the same within the NDB ecosystem.

8.11.6                       Simulation and design services

NDB’s R&D team has a broad level of expertise in simulation and design. With in-depth knowledge of state-of-the-art stochastic nuclear codes which utilize Monte Carlo technique to predict real-life scenarios of nuclear particles and systems.

The simulation knowledge and access are crucial for designing any nuclear component and product. The electrical unit is equally important in any nuclear energy services, be it the NDB, NDB Volta, or NDB Chantico. The scientific team with specialized energy engineering backgrounds have knowledge on the secondary unit of each of the product lines.

Through NDB’s network with market-leading simulation companies, the electrical, thermal, and structural simulations are carried out by the R&D team. Therefore, the design and simulation of complex nuclear systems, including advanced Gen-IV nuclear reactors, innovative nuclear fuels R&D along with their fuel cycle, nuclear safety simulations, and radiation damage modeling are some of the critical services provided by NDB Inc.

8.11.7                       Nuclear safety and clean energy consultancy

Nuclear Energy is one of the most regulated industries globally, meaning nuclear systems must undergo rigorous safety and safeguard standards. NDB Inc.’s competent compliance and R&D teams are offering nuclear safety and safeguards consultation. The compliance team has experience with global standards such as IAEA, UN, NEA, and region-specific standards such as US, UK, Switzerland. Transition strategies to clear nuclear energy from fossil fuels are also among the services.

8.12  Market for the products

The NDB Cell and Chantico product lines target all the sectors which use conventional batteries as power sources. The significant difference between the products is the power range. Some examples are:

Space: The race to explore space has been started, and the demand for long-life power sources has created an excellent market for our products. Since our battery technology is not affected by any external conditions, it is suitable for all types of satellites and space shuttles.

Defense: Most defense systems use miniature batteries to power the sensors embedded within them. They need to be monitored and replaced once it is discharged. Replacing them would be beneficial in cutting the maintenance cost of the systems.

Aviation: Similar to defense systems, the aviation industries use many minor sensors within their systems. These sensors consume small energy, but they need to be consistent and reliable. They can be powered by our products that can supply energy for a very long time irrespective of the environment.

IoT: One of the current limitations on such devices is the power supply. Either they are powered by batteries that need to be replaced once they are completely discharged, or they need to be connected to the electrical grid. Our products can genuinely transform such devices into remote devices.

Health: Invasive devices such as pacemakers can be powered using our technology, which does not need a recharge for a very long time and can relieve patients from constant recharging of the devices. Apart from intrusive devices, exoskeletons and bionic arms can also be powered by our products.

Consumer electronics: The most significant impact of our tech will be in the consumer electronics market as it can offer a very long battery life for its devices. It ranges from mobile phones, laptops to all sorts of devices. This would unlock various possibilities, such as electricity at any place in the world.

Automotive: The holy grail of the automotive industry is a vehicle that can run non-stop. Fuels limit travel to places with fuel availability. Our product will be a revolution and will transform the way we look at travel.

Due to technological differences, NDB Chantico can target industry heat applications such as district heating or replace fossil fuels in chemical industries with further R&D.

The NDB Volta is an efficient and effective way to use nuclear energy. The NDB Volta targets markets that need a constant power output within the high KW to low MW range. The sectors include but are not limited to:

Remote workstations: Remote places that are not connected to the electrical grid like islands or are highly challenging to connect to the grid-like mountain villages or towns. They can be powered by NDB Volta.

Data Centers: Data centers are becoming the most energy-consuming structures, and the demand will increase exponentially in the future. To satisfy the energy demand, a stable energy supply is required, and our product has an excellent scope to be the source.

Industrial/Residential Power generation: One of the extensive causes of high population density in the cities is the access to electricity. With our product, living off the grid would help disperse the population density throughout the world.

Transport: NDB Volta would be a portable reactor that could potentially be used in civil and military transportation. The ORNL aircraft reactor and Ford’s fission car concepts developed in the 1950s, would be the inspiration for NDB Inc. to lead the nuclear renaissance.

The DEP ecosystem can include as many suppliers as consumers of energy in an open market. While each individual is the greatest value for the decentralized energy distribution, the DEP ecosystem targets the participants of the utility sector starting from centralized energy producers including governments and the privately owned companies to independent power providers, renewable electricity producers and many more.

8.12.1                       Market trends and opportunities

Two trends make the NDB products particularly appealing.

Currently, there is an ever-growing market for electronics, especially in the consumer electronics market (such as smartphones, laptops, etc.). However, one of the most critical and recent consuming trends is the sudden increase in the demand for electric vehicles. After the Paris Agreement, governments worldwide are promoting a greater consumption/production of electric vehicles. This market represents a natural fit for our batteries, driving up the demand for our innovation.

Another relevant trend is the supply shortage of cobalt, a crucial component of Li-ion batteries, representing almost all rechargeable batteries currently available on the market. As the greatest reserves lie in the Democratic Republic of Congo, cobalt is considered to be a conflict material. In addition, just like it happened with the indium supplies necessary to fabricate smartphones’ touch screens, the price of cobalt is projected to increase substantially due to the increased demand. Since our battery solution does not contain any cobalt, it represents a conflict-free battery solution that is not affected by the supply shortage of this raw material.

NDB, Inc. can additionally benefit from the following market trends:

  Growing sales of electric vehicles: a significant opportunity for NDB to overtake the li-ion batteries market shortage.
  Falling battery costs to drive down the cost of EVs: the longevity of NDB will resolve the issue.
  Global automakers focus on securing raw materials (metals and minerals for the li-ion battery) for EVs: a great market opportunity for NDB, which avoids the use of cobalt.
  Lithium reserves and production is vital for the li-ion battery market: NDB avoids the use of lithium.
  Li-ion battery recycling market rising environmental concerns and strict government policies foster growth: NDB harvests the energy from energetic electrons and turns them into electricity. When it’s fully used, it converts to environmentally friendly by-products.
  With smartphones evolving rapidly, li-ion batteries struggle to address the demanding needs of devices: NDB with comparable price and longevity could cover the demanding needs.
  The average battery life of the latest smartphone models: NDB is a self-charging battery, and it can provide perpetual energy during the lifetime of the device.
  Sustained use of li-ion batteries in laptops and notebooks: NDB is a self-charging battery sustainable solution for laptops and notebooks.
  Li-ion batteries gain momentum in wearable devices: NDB could provide perpetual energy during the lifetime of wearable devices.
  Rechargeable Li-ion batteries find application in smart homes: NDB as a generator and energy storage that is scalable and could be used for smart home applications, including sensors without cables.
  Li-ion batteries emerge as the dominant technology for grid-scale energy storage: with NDB, we could cover the issue by reducing or removing the distances using localized sources of energies at exchanges or even residential/commercial properties.
  With the rapid growth of the renewable energy market, the opportunity for li-ion batteries: NDB could reduce the cost, as the energy produced costs almost ten times less than renewable energy sources per GW.
  Increasing penetration of Li-ion batteries in data centers augurs well for the market growth: NDB could be used in data centers.
  Li-ion batteries offer support for industrial applications: NDB could also support industrial applications. Safety concerns and other disadvantages of li-ion batteries: since NDB is solid-state and utilizes synthetic diamond, which is 11.5 times tougher than standard stainless steel, it's extremely safe.

NDB Inc.’s other product lines are driven by similar market trends and current applications of the technologies.

  Current RTGs are used in satellites to power them for multi-mission expeditions. NDB Chantico could be used in the same sector.
  NDB Chantico, with the developments in compliance strategies, can be employed as independent power stations for data centers and computer clusters used in mining.
  NDB Chantico can also be used in district heating applications which already has the infrastructure ready to be used
  NDB’s vision with the NDB Volta would be a nuclear waste burner, breeding new fuel, nuclear isotope generation, hydrogen production, and district electricity with a portable source.
  With the expansion of compliance that NDB is working towards, the NDB Volta can be used in aircraft initially for defense applications along with submarines and carrier ships.
  The NDB Volta can be used for spacecraft propulsion as well.

8.12.2                       Total market size including projections based on market growth

Technology has advanced due to the development of processors and transistors which ultimately resulted in a higher demand for energy. Battery technology evolved to tackle these problems, and in doing so, reached a current valuation of 92 billion USD.

The rising popularity of consumer electronics on a global level is expected to result in high demand for lithium-ion batteries over the forecast period, with examples of consumer electronics including smart phones, LCD displays, tablets, and wearable devices, such as fitness bands. Growth in these areas is expected to propel battery market growth. The already large battery market is projected to grow by 35% between 2019-2023 reaching an estimated $162 billion by 2023, due to a higher number of devices dependent on battery sources among other factors. The market is also expected to witness significant growth on account of technological advancements in terms of product innovation, enhanced efficiency, and cost-effectiveness.

Additionally, depleting fossil fuel reserves, high CO2 emissions, and favorable government initiatives are expected to drive the battery market in the next eight years. Within the battery market, non-rechargeable batteries are widely used in applications such as light beacons, children’s toys, remote controls, electronic keys, and watches. However, these are expected to witness a loss of share to products like NDB’s on account of enhanced lifespan and efficiency.

It’s worth mentioning that the nuclear energy market where NDB Volta could play an important role is expected to increase to 49 billion USD worldwide by 2025.

Also, DEP can target global energy-as-a-Service market which is expected to surpass 106.6 billion USD by 2026.

8.13  Method of distribution of the Product

NDB is a highly innovative and disruptive technology startup. Due to the novel nature of the technology and the science behind the project, it automatically distinguishes NDB into the frontier, deep and emerging technology sphere. In other words, this implies along with the core team’s background and dedication, NDB must ensure the support of an ecosystem that is able to understand the project of such nature and enable short term and long-term growth of the overall corporation. Under that condition, financial backing, and liquidity available to continuously grow the Corporation is of the utmost importance. Hence, NDB has devised various structures around how, when and by whose support the Corporation will be growing throughout its life cycle.

We plan to sell our products in North America, South America, Central America, Europe, Africa, Asia, and Australia. We are planning to sell our products through licensing, B2B, and B2C. NDB’s business canvas model is outlined below:

Key Partners	Key Activities	Key Resources
Governmental organizations Academic institutions Public and private multinational organizations Suppliers Investors Non-governmental organizations	Research and development Nuclear waste management Manufacturing Consulting Services IP generation Marketing Design	Intellectual capital (core team, external advisors) State of art facilities Capital fund and credit lines Availability and accessibility to raw materials Availability of governmental support
Value Propositions

Longevity of energy supply

Nuclear waste recycling

High-cost effectiveness

Very green and environmentally friendly

High safety standard

High operability under various conditions

Scalability

Increasing accessibility to cost effective energy (i.e., remote locations)

Customer Relationships	Channels	Customer Segments
Advisory Customer service experience Reputation Technology evangelists Self-service	Events: Conferences and PR B2B B2C Direct sales Indirect sales (i.e., manufacturers, governmental agencies and partners)	Space electronics Automotive Aviation Consumer Electronics Medical IoT Nuclear Power Stations Governments
Cost Structure	Revenue Streams
Raw material Real estate Machinery & equipment Utilities Logistics Payroll Legal Training Marketing	Product sales Service Consultancy Maintenance Nuclear waste management Licensing, royalty & partnership

This is the propulsion ground for the Corporation’s financial and production outcomes. In other words, partners will be critical for both scaling and commercializing various modalities of the product. NDB, Inc. will reinforce previous partners and consistently add partners who are able to fit into the overall goal of this stage. The ideal partners are listed as follows:

High-Range Application Manufacturers, Distributors or Customers: These partners will specifically range between the high voltage applications of nano diamond battery such as Automobiles, Aerospace, Locomotives and Energy Suppliers. Their specific expertise around the market, commercial distributions and product safety-security would be valuable additions to the market entry of NDB. Furthermore, their ability to either re-license or co-manufacture NDB’s products/prototypes will be vital. Finally, access to their existing facilities or co-creating NDB’s own manufacturing facilities would be also considered as a valuable addition.

Government Organizations: Based on the earlier stages of collaborations, NDB, Inc. will be looking to expand the government collaborations mainly targeting to access relevant raw materials, provide sustainable solutions to major nuclear waste issues and planning to “Greenify” power dependencies in existing energy sources. Access to land sites for manufacturing plants and raw materials in this case, nuclear waste will be considered an ideal collaboration for NDB.

Marketing and PR Agencies/Organizations: As the Corporation will be targeting full-fledged market entry, it will require seasoned and qualified partners to execute this groundbreaking product. Ideal partners must be able to demonstrate a strong track record of assisting previous disruptive startups with seamless and productive entry into the market. The partners must possess strong digital, commercial and physical presence across global markets to resonate with NDB.

In Conclusion, NDB, Inc. is a highly innovative and disruptive new Corporation with a vision to transform the world as we know it. In order to resonate with this ambitious goal, the Corporation must adhere to the strict guidelines of its overall macro-strategy to ensure steady and relevant growth of the organization. Therefore, maintaining stages which are synced with investment vehicles and on-boarding partners is the lifeline that will demonstrate the capabilities of NDB, Inc. and provide insurance to stakeholders within the organization.

8.14  Explaining the NDB Valuation

Based on DCF modeling and official 409A CARTA valuation, NDB currently has a post-money valuation of $217,500,000 million. The DCF valuation of the company is primarily driven by conservative profit margins and revenue growth. The revenues are expected to increase consistently until reaching over $22 billion by 2030. Major drivers of revenue growth primarily consist of entrance into new markets.

As detailed in McKinsey’s “Valuing High-Tech Companies”, estimates used for the DCF model were informed by first sizing the market and looking at industry averages for certain statistics. However, since this valuation doesn’t incorporate different scenarios, it implicitly assumes that entrances into different markets will be successful.

8.15   Sales figures of enterable markets for NDB’s product

To predict future sales figures, we investigated the fields that NDB’s product can be applied to: Space Electronics, Medical, Internet of Things, Automotive, Aviation, and Consumer Electronics. These are some of the most prominent applications of NDB’s product. As NDB considers implementing their product into these fields, they should ensure that these are high potential areas that NDB can utilize.

Electric vehicles: Global EV sales totaled about USD 2.1 Billion for 2018, an increase of 64% compared to the total sold in 2017. 2018 EV sales increased 79% in the U.S., 78% in China, and 34% in Europe compared to 2017. U.S. EV sales represented approximately 17% of global EV sales in 2018.

Smartwatches: The smart watch market was valued at USD 48.14 Billion in 2018 and is expected to reach a market value of USD 130.55 Billion by 2024, registering a CAGR of 18.23% during the forecast period 2019 to 2024.

Smart Phone: The smartphone market was valued at USD 714.96 Billion in 2019 and is expected to reach USD 1,351.8 Billion by 2025, at a CAGR of 11.2% over the forecast period 2020 - 2025. Increased consumer spending across regions has driven the sales of Smartphone markets for years.

Energy Storage: The energy storage systems market was valued at USD 172 Billion in 2015. It is expected to reach USD 265 Billion by 2022, supported by a CAGR of 6.4% during the forecast period 2016 – 2022. Energy Storage Systems are equipment that can efficiently and conveniently store multiple forms of energy that can be utilized as per requirement, for example lithium-ion batteries.

Sensors: The semiconductor market segment was expected to reclaim some strength and increase 5% in 2019 to a new record-high USD 15.4 Billion.

Medical Devices: The Online Medical Supplies Sales industry has boomed over the five years to 2020, and this trend is projected to continue over the five years to 2025. Industry revenue was expected to grow an annualized rate of 17.0% to USD 5.2 Billion over the five years to 2020, including an anticipated 5.0% increase in 2020 alone. Demand for medical supplies has grown because of greater public and private health spending, continued innovation, and new product introductions.

Defense Drones: The military drones’ market was projected to grow from USD 12.1 Billion in 2018 to $26.8 billion by 2025, at a CAGR of 12.00% from 2018 to 2025. Rise in the procurement of UAVs by defense forces worldwide is one of the most significant factors contributing to the growth of the military drone’s market.

Space: The global space propulsion market size was estimated at USD 6 Billion in 2020 and expected to reach USD 7 Billion in 2021, at a Compound Annual Growth Rate (CAGR) 16.09% from 2020 to 2026 to reach USD 14.7 billion by 2026. Also, the global space electronics market is predicted to grow to USD 1.7 Billion by 2024. The largest segment of the space electronics industry is expected to be radiation-hardened electronics.

Microreactors: the microreactor technology market was valued at USD 63.58 Billion in 2019 and is projected to reach USD 246.89 Billion by 2027, growing at a CAGR of 18.49% from 2020 to 2027.

8.16  Sources and availability of raw materials

We recycle and reuse discarded raw materials and waste for other productions to produce energy by having no harmful by-product during use to the user as well as the environment. By this, we are embedding a circular economy in all aspects of the product and promoting a clean energy source in a safe and secure environment.

Additionally, we are continuously developing and implementing recycling options for our waste materials and encouraging new green energy model developments through our cutting-edge technology.

  List of raw materials and consumables required for the fabrication of the prototypes and total amount of expenses for 2 years.

Equipment	Cost (Year 1)	Cost (Year 2)
1cm2 pre-diced conductive n-type	$15,000.00	$30,000.00
≥99.5% purity	$250.00	$350.00
≥99.7 purity	$250.00	$350.00
Geno DI water system	$200.00	$350.00
Particulate size: 4.7±0.5nm or equivalent	$105,000.00	$210,000.00
Pure nitrogen, BOC CAS No. 7727-37-9	$8,000.00	$14,000.00
Pure hydrogen, BOC CAS No. 1333-74-0	$8,000.00	$14,000.00
Methane gas, BOC CAS No. 74-82-8	$8,000.00	$14,000.00
Pure argon	$8,000.00	$14,000.00
Pure oxygen	$8,000.00	$14,000.00
Electronic grade, ≥98.35% pure	$11,200.00	$22,400.00
In gaseous or solid	$35,000.00	$70,000.00
EJTTIXX451A2	$4,396.00	$1,099.00
AA, AAA, LR44, etc.	$33,600.00	$67,200.00
45wt%	$480.00	$840.00
P5833	$154.40	$270.20
Single layer h-BN	$3,000.00	$5,700.00
Graphene Nano-powder	$2,500.00	$4,750.00
577030-25G	$1,184.00	$2,072.00
544906-50G	$254.80	$445.90
Z677272	$1,484.00	$2,968.00
Multi-Pack	$4,400.00	$11,000.00
Titanium tweezers	$767.20	$1,534.40
Surfactant wipes	$308.00	$616.00
Cobra wrap-around safety spectacles	$327.60	$655.20
2500	$2,021.60	$4,043.20
Total	$261,777.60	$506,643.90

  Material Suppliers

The critical aspect of the Corporation is to ensure a constant and reliable supply of its raw materials and equipment needed for the MVP and future applications. The following batch of suppliers will not only provide NDB, Inc. with a constant production stream but reliability in the long run.

  Commercial radioisotope suppliers

Various commercial radioisotopes companies exist globally to produce isotopes for medical and research applications. Some examples of the suppliers are:

  Orano (a radioactive isotope gas supply company, France)
  NIDC (National Isotope Development Centre, US)
  Oakridge National Laboratory, US
  American Custom Chemical Corporation
  RC TRITEC AG
  PerkinElmer
  RAIMS LTD
  Chemotrade
  ISOTOPE (Russia)
  Eckert & Ziegler
  BOC
  Linde

8.17  Intellectual property

To protect our proprietary information and intellectual property rights, we rely on, and expect to continue to rely on, a combination of confidentiality procedures, contractual provisions and other similar measures with our employees, consultants and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, trade secret and patent laws, to protect our brand and other intellectual property rights.

NDB, Inc. has filed for/has a pending (federal) trademark protection with the United States Patent and Trademark Office.

NDB, Inc. also has a pending trademark applications with the Swiss Federal Institute of Intellectual Property.

NDB holds several patents and incorporates state of the art technology in its systems. Some of. the key concepts are:

Nuclear Voltaic Cell (NVC): NDB is one of the earliest adopters and developers of this technology backed up by recent publications. Typically, NVC as a device is a combination of a semiconductor, metal, and ceramic which has two contact surfaces to facilitate charge collection. Several single units are attached together to create a stack arrangement, which is fabricated to create a positive and negative contact surface similar to a common battery system. Every layer of the DNV stack consists of a high energy output source. This kind of arrangement improves the overall efficiency of the system and provides a multi-layer safety shield for the product.

Rapid conversion from radiation to electricity: All radioisotopes are known to produce high amounts of heat. The strategic placement of the source between the DNV units facilitates inelastic scattering originated due to the presence of a single crystalline diamond (SCD) in the DNV unit. This design prevents the self-absorption of heat by the radioisotope and enables rapid conversion to usable electricity.

Thin-film structure: The thin-film profile exhibited by NDB allows radiation absorption in the single crystalline diamond with minimal self-adsorption. Due to its flexible design structure, this technology can take any shape and form in accordance with the application. This makes NDB’s battery system market-friendly.

Nuclear recycle process: The utilization of radioactive waste is a subject not many have looked into. At NDB, we aim to reuse nuclear fuel by reprocessing and recycling to enable sustainability and promote a clean energy source in a safe and secure environment.

NDB, Inc. is undertaking development projects involving the production of Nano Diamond Battery. The research is being conducted and has been conducted, by leading international scientists and has resulted in IPs that are filed or will be filed in future, based on the corporate strategies around IPs. The technology for the production of Nano Diamond Battery comes from the efforts of the NDB, Inc. team; all patents are assigned to NDB, Inc. by the inventors. We intend to continue to seek additional appropriate patent protection for our proprietary technologies and their uses by filing patent applications in the United States and selected other countries. As of the date of this Offering Circular, the Corporation has filed for registration the following patents under PCT application:

Invention	International Application Number	Filed Date
Nuclear Voltaic Power-Source	PCT/US20/33607	19 May 2020
High Surface Area Metal Organic Framework/Activated Carbon Nano-Onion Electrode	PCT/US20/35924	3 June 2020
Annealed Nano Diamond Synthesis Of Carbon Nano-onion And Functionalization	PCT/US2020/041568	10 July 2020

8.18  Regulation

Considering the radioactive material handling component, the success of NDB is closely linked to the facility where NDB’s technology will be either tested or further developed and regulatory approval from international organizations and governmental authorities. In order to provide maximum level of safety and avoid any legal consequences, NDB, Inc. will consider national legislation of countries where it will have its plants, and international standards to ensure the conformity with all the relevant legislation. The summary is divided into three general sections, describing the most important sources for the NDB operation process.

8.18.1                       Standards and laws concerning safety requirements, tests, and facilities

At the US level, we will comply with the Atomic Energy Act U.S.C 42, ANSI C18.2M Part 2-2014, and ANSI/HPS N43.6-2007 Sealed Radioactive Sources, as well as the Nuclear Regulatory Commission (NRC) Safety Standards.

As regards the EU, we have to comply with the Directive 2013/59/Euratom, which aims to protect health of individuals, set limits to radiation doses provide training requirements. Furthermore, we will comply with the Atomic Energy Basic Act, the Radiation Hazards Prevention Act, as well as the standards established by the Japanese Industrial Standards Committee (JISC) such as JIS C 8711, JIS C 8712, JIS C 8713 and JIS C 8714.

In addition, there are number of international organizations that are continually introducing new regulations and standards, namely the Nuclear Energy Agency (NEA), the International Atomic Energy Agency (IAEA), the International Organization for Standardization (ISO), the Underwriters Laboratory (UL), American National Safety Standards Institute (ANSI), the International Electrotechnical Commission (IEC) and the Institute of Electrical and Electronic Engineers (IEEE). Particularly, regarding safety standards, we will comply with the NEA standards; Safety Fundamentals, Safety Requirements and Safety Guidelines issued by the IAEA; ISO 2919:2012, ISO 9978:2020 and ISO/IEC 17025:2017; UL 1642 and UL 2054; IEC 62133; and the IEEE 1725.

As far as nuclear energy is concerned, we will comply with all the relevant US regulations, namely:

  Atomic Energy Act (1954)
  Price-Anderson Act (1957)
  Energy Reorganization Act (1974);
  Uranium Mill Tailings Control Act (1978);
  Nuclear Non-Proliferation Act (1978);
  Low-Level Radioactive Waste Policy Act (1980);
  Nuclear Waste Policy Act (1982);
  Low-Level Radioactive Waste Policy Act Amendments (1985);
  Diplomatic Security and Anti-Terrorism Act (1986);
  Energy Policy Act (1992);
  Annual NRC Appropriations Acts.

To ensure that the operation process corresponds to relevant laws, we will obtain all the necessary licenses, required in according to the 10 Code of Federal Regulations (CFR).

The ATEX Directive 2014/34/EU and the IECEx provide special requirements and set out which equipment could be used in a work environment with a potentially explosive atmosphere. As we are going to handle our activities internationally, we will comply with provisions of both mentioned sources.

8.18.2                       Standards and laws applied to transportation, packaging, and labelling

The Corporation will comply with a number of laws and standards, regarding the transportation, packaging and labelling processes.

As for the US legislation, we are going to comply with the 49 CFR, establish general requirements of shipments and packages, indications for carriage by rail, aircraft, vessel and public highway and other important aspects concerning transportation of hazardous materials.

On the EU level, we will meet the requirements of the Council Regulation (Euratom) No 1493/93, which is focused on shipment of radioactive substances between Member States and the Directive 2008/68/EC, which provides rules for the transport of dangerous goods by road, by rail or by inland waterway within or between Member States. Among that, we will take into consideration the Council Directive 2006/117/Euratom which lays down a community system of supervision and control of transboundary shipments of radioactive waste and spent fuel.

On the international level, we will ensure the following: Safety Requirements No. SSR-6 of the IAEA for the transportation of radioactive material. Additionally, the United Nations and the Department of Transportation prepared a set of tests to ensure avoiding any danger caused by hazards during the transportation, which will also be considered by the Corporation.

As far as the labelling is concerned, we will comply with the following acts: Part 20 of 10 CFR, Directive 2006/66/EC, ISO 21482:2007, which is recommended to use by the IAEA and ISO 361:1975.

8.18.3                       Standards and laws prescribing waste disposal

Management of radioactive waste and spent fuel requires obtaining special licenses to perform this activity. This is regulated by 10 CFR, the Council Directive 2011/70/Euratom, and Council Directive 2013/59/Euratom. The Corporation will obtain prescribed licenses in order to manage its own waste, whereas, at the same time will preserve the possibility to operate the waste through authorized third parties.

Another two acts, which prescribe principles and procedures for managing waste, are the Low-Level Radiation Waste Policy Act and IAEA Radioactive Waste Safety Standards which will also be observed by the Corporation.

Compliance with the relevant standards and laws will help the Corporation to reach the maximum level of safety and effectiveness, while carrying out its activities. We consider all the relevant provisions in the process of researching, manufacturing, distributing and managing waste disposal of NDB. However, since the Corporation aims to bring a clean solution to society, its commitments lie far beyond the necessary provisions, laws and standards, prescribed above.

8.19  Climate pledge

The Climate Pledge calls upon companies and organizations to reach the objective of being zero net carbon by 2040, 10 years ahead of the Paris Climate Accord. As a signatory of the Pledge, NDB, Inc. is committing to three principal areas of action: Regular reporting, measuring and reporting greenhouse gas emissions on a regular basis; Carbon elimination, implementing decarbonization strategies in line with the Paris Agreement through business change and innovations, including efficiency improvements, renewable energy, reduction of waste, and other carbon emission elimination strategies, and; and Credible offsets, taking action to neutralize any remaining emissions with additional, quantifiable, real, permanent, and socially beneficial offsets to achieve net-zero annual carbon emissions by 2040.

To put into practice those commitments, NDB, Inc. will tackle the following core tasks: Recycle and reuse discarded raw materials and waste for other productions to produce energy; Maintain full compliance with all compatible standards and applicable environmental laws and regulations; Establish strong objectives, strategies, and initiatives to accomplish the reduction of negative environmental impacts, and regularly report on our progress; Commit to engage with partners, stakeholders, customers, and other communities to help reduce environmental footprint and fulfill our commitments to improve and update our business models to account for changes and progress in implementing environmental considerations.

8.20  Government Organizations

As NDB, Inc. is working with a disruptive high-tech product the added support and collaborations with governments specifically in the defense and energy security sector would be ideal for laying the groundwork of the Corporation. Furthermore, the availability and access to critical raw materials and scientific expertise within the organization’s team will act as a natural synergy to co-inhibit NDB, Inc. within the ranks of those government bodies.

8.21  Competitors

The battery and energy industries are subject to rapid and intense technological and regulatory changes. We face, and will continue to face, competition in the development and marketing of our products and services from energy companies, research institutions, government agencies and academic institutions. Our ability to obtain and maintain a competitive position in these markets will depend upon, among other things:

  The level of competition in the markets in which we operate;
  other battery development technologies; and
  environmentally friendly production processes.

The battery and energy markets are highly competitive, but being NDB a cutting-edge technology, it has in reality very little competition. Those who are technologically similar are fewer than those in academia with little business interest. NDB, Inc. currently has several competitors in the battery industry, many with proprietary technology of their own; competitors in the application will be those such as Li-ion battery companies and fossil fuel-based companies. NDB, Inc. can out-compete them through the technological advance that has already been made.

NDB, Inc. will be able to out-compete them through the inherent advantage of the technology that those companies cannot provide. Compared to other battery and energy producers, our product is differentiated by its extraordinarily long shelf life and unique ability to recharge. For instance, some of our competitors have long lifetimes for their products as well, although none can compare to NBD’s thousand-year lifespan. The ability to recharge is unique to our product, with no other batteries on the market able to perform such a feat. For example, Li-ion batteries run out of charge in the course of a day as seen by the number of people that have their smartphones running flat. NDB, on the other hand, is a perpetual battery solution during the lifetime of the device. Given the choice of an NDB-powered smartphone that does not need recharging or a Li-ion powered smartphone which does, the consumers will naturally choose our product. Therefore, NDB, Inc. will be able to out-compete them. Other advantages that NDB has over conventional batteries are replicated by its competitors; NDB’s high energy density is mirrored by virtually all of its competitors.

Another aspect to take into account is that NDB requires an in-depth knowledge of its base material, diamond, in comparison to the current workaround, Li-ion. The field is very small, thus there are less individuals capable of developing it. In addition, this technology was made possible due to the improvement of the nano-fabrication techniques such as Chemical Vapor Deposition (CVD) and metallization that was previously unavailable. The current workaround, Li-ion has somewhat addressed the problem but not to the degree that it could deliver the goal set by the international community. The base material for Li-ion is toxic and has many limitations that consumers are not currently facing with fossil fuel, such as battery life. In other words, consumers are forced to go backward in terms of convenience and capability rather than forwards, de-incentivizing its adoption.

Finally, the position of NDB, Inc. on environmental sustainability is important for differentiating itself from competitors, although companies such as Lionano and Leyden-Jar Technologies have environmentally friendly production processes as well. NDB’s safe, unbreakable nature is similar to the characteristics of products made by Prieto Battery and Battrion. NBD, strengthened by its product differentiation and the battery market’s rapid projected growth, seems to display strong characteristics that suggest the Corporation can quickly rise to become an industry leader in the near future.

8.22  Compliance with anti-money laundering requirements

To comply with applicable regulations aimed at the prevention of money laundering, the Corporation and the Board may require verification of identity from all prospective investors, and where applicable, the principal beneficial owners on whose behalf an investor makes an investment, unless satisfied that an exemption under applicable anti-money laundering regulations applies. Depending on the circumstances of each subscription, it may not always be necessary to obtain full documentary evidence of identity where:

                       The investor makes the payment from an account held in the investor’s name at a recognized financial institution;
                       The investor is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or
                       The subscription is made by an intermediary acting on behalf of the investor and such intermediary is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction.

The Corporation and the Board reserve the right to request such information as is necessary to verify the identity of a prospective investor and to request such identification evidence in respect of a transferee of Shares. In the event of delay or failure by the prospective investor or transferee to produce any information required for verification purposes, the Corporation or the Board, may refuse to accept the application or (as the case may be) to register the relevant transfer, and any funds received will be returned without interest to the account from which the monies were originally debited.

The Corporation and the Board also reserve the right to refuse to make any withdrawal payment or distribution to a shareholder if the Corporation or the Board suspects or is advised that the payment of any withdrawal or distribution monies to such shareholder might result in a breach or violation of any applicable anti-money laundering laws and/or regulations or other laws and/or regulations by any person in any relevant jurisdiction, or such refusal is considered necessary or appropriate to ensure the compliance by the Corporation or the Board with any such laws or regulations in any relevant jurisdiction.

The Corporation and the Board may hold evidence of the identities of each investor and, where applicable, the beneficial owners on whose behalf an investor makes an investment in accordance with this Offering Circular and maintain such evidence for five (5) years following an investor’s redemption from the Corporation.

The Corporation will take all reasonable and practicable steps to ensure that it does not accept funds, directly or indirectly, from a person or entity whose name appears on: (i) a list of specially designated nationals and blocked persons maintained by the U.S. Office of Foreign Assets Control (“OFAC”); or (ii) such other lists of prohibited persons and entities as may be mandated by applicable law and regulation. These steps will include requiring that each investor and shareholder make such representations to the Corporation, as the Board shall require in connection with any applicable anti-money laundering laws, including, but not limited to, representations to the Corporation that such investor is not a prohibited country, territory, individual, or entity listed on OFAC’s website and that it is not directly or indirectly affiliated with any country, territory, individual, or entity named on an OFAC list or prohibited by any OFAC sanctions programs. Such shareholder must also represent to the Corporation that amounts contributed by it to the Corporation were not directly or indirectly derived from activities that may contravene U.S. federal, state, or international laws and regulations, including anti-money laundering laws and regulations. Each investor shall also be required to acknowledge in its Subscription Agreement that the Corporation and/or the Board may disclose to each other, to any other service provider to the Corporation or to any regulatory body in any applicable jurisdiction any information concerning the investor provided by the investor to the Corporation and the Board and any such disclosure shall not be treated as a breach of any restriction upon the disclosure of information imposed on such person by law or otherwise.

8.23  U.S. federal income tax matters

The following discussion summarizes certain United States federal income tax considerations generally applicable to persons considering the acquisition of Common Stock of the Corporation. The discussion does not deal with all tax considerations that may be relevant to specific investors or classes of investors in light of their particular circumstances. Furthermore, no other state, local or foreign tax considerations are addressed.

ALL PERSONS CONSIDERING AN INVESTMENT IN THE CORPORATION ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM OF SUCH INVESTMENT.

The statements in this summary are based upon various provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and on final, temporary, and proposed Treasury regulations under the Code (the “Regulations”); the legislative history of the Code; administrative rulings and practices of the Internal Revenue Service (“IRS”); and judicial decisions--all as in effect as of the date hereof. Future changes to the law may, on either a prospective or retroactive basis, give rise to materially different tax considerations. Finally, no private rulings have been or will be requested from the United States federal tax authorities as to any matter and there can be no assurance that such tax authorities will not successfully assert a position contrary to one or more of the legal conclusions discussed herein.

8.24  Environmental commitment

NDB, Inc. is committed to protecting the environment as a responsible business and environmentally responsible corporation. We believe that the strong ties between NDB, Inc. business activities, by-products and other resources offer a tremendous advantage for our corporation to develop and build environmentally friendly product and implement environmental stewardship into all parts of our operations. However, we foresee certain risks alongside enormous opportunities that should be taken care of, since the welfare of people, environment and development of the economy are our utmost importance.

The ambition and commitment of NDB, Inc. is resourcing the world with a universal life-long, self-charging green battery. We recycle and reuse discarded raw materials and waste for other productions to produce energy by having no harmful by-product during use to the user as well as the environment. By this, we are embedding a circular economy in all aspects of the product and promoting a clean energy source in a safe and secure environment.

Additionally, we are continuously developing and implementing recycling options for our waste materials and encouraging new green energy model developments through our cutting-edge technology.

As a disruptive technology, NDB is determined to improve the impact on the environment caused by our product and to contribute to the development and improvement of the communities in which we are living. We do believe that innovation and environment could coexist, and it is one of our missions to prove this by producing sustainable and environmentally sound product. By this we mean to create a long-term growing value for our shareholders and communities while actively reducing the impact on the environment due to our products and operations. For this reason, the Corporation is working on a reliable system to prevent and minimize the direct or indirect impacts caused by any of the R&D and production stages or beyond.

The highlighted environmental commitments are our approach, roles and responsibilities to prevent and manage environmental impacts and leave the smallest possible environmental footprint. By saying so, our Corporation is enabling its customers to benefit from its effective environmental risk prevention expertise and management systems. This will include continuous engagement and training of our employees, internal awareness activities and promoting good practices in all our operations where NDB, Inc. has substantial influence to do so. This approach will concentrate on outlining the roles and responsibilities of the corporations as well as individuals to fight against climate change, to contribute to sustainable development, to encourage environmentally responsible behavior and to protect the earth with its ecosystem.

While identifying, assessing, or managing environmental risks and opportunities, it is worth mentioning that maintenance of full compliance with all compatible standards and applicable environmental laws and regulations is another essential factor. Moreover, we are setting higher standards for ourselves and our partners whenever reasonable than what is required by international and national legislations.

Alongside with compliance, NDB, Inc. is determined to define strong objectives of environmental impact reduction, set strategies and initiatives to accomplish our goals and regularly report on our progress.

Since environmental sustainability cannot be achieved as a stand-alone entity or individual, and since it is best delivered with collaborations with other participants, we are committed to engage with partners, stakeholders, customers and other communities to help reduce their footprint and fulfil our commitments.

We endeavor to continuously improve and update our business models to account for changes and progress in implementing environmental considerations. We also continue to deploy them within our everyday operations to guarantee the successful accomplishment of our commitments. We will vigorously look for new methods and materials that promote and advance a sustainable environment in the world.

8.25  Employees

At the time of writing this offering circular currently have 25 full-time employees and 5 part-time employees. We are increasing our employee over time in order to support the Corporation’s on-going business plans and achieve our goals. We engage contractors on an as-needed basis for our business activities.

Our staffing includes a full-time Chief Executive Director, Chief Technology Officer, Chief Operating Officer, Chief Marketing Officer, Chief Financial Officer, Public Relations, Engineers and part-time operations as detailed following. Subsequent increases in staffing hours and levels would depend on increases in workload and funding availability. Our organizational structure outlines how certain activities are directed so as to achieve the goals of the Corporation, such as task allocation, coordination, and supervision.

At the top of the structure, the CEO with a double function: collectors of the activities of each division and coordinating the works from the officers.

Each division is conducted by the responsible officer who reports directly to the CEO. NDB, Inc. has 8 divisions: Administration, Compliance, Finance, Human Resources, Management, Marketing, Medical, and R&D.

          The administration division, directed by the Office Administrator, is responsible for the administrative works related to the daily operations of the Corporation, providing administrative support to the CEO and CTO in the management of the agenda, press interview, etc.
      The compliance division, directed by the Chief Compliance Officer, is responsible for the maintenance of regulatory compliance as well as intellectual property. Besides these activities, the compliance division will be entitled to the drafting of legal documents, (i.e., BoD and Shareholder notice, agenda, minutes).
  The finance division, directed by the Chief Financial Officer, is the main responsible for the bookkeeping, investor relationship management, and payments.
      The human resources division, directed by the human resources manager, is responsible for the recruitment and selection of new employees, interns, and the well-being of internal team members.
          The management division, directed by the Chief Operating Officer, is an upper-level section devoted to defining business strategies and perform business development by the conclusion of commercial and R&D partnerships, customers, and joint ventures.
      The marketing division, directed by the Chief Marketing Officer, is a multilevel department composed of design, data analysis, and communication subdivisions. The design team is led by the design officer who coordinates the works. The main task for the data analysis team is conducted by the SE expert. The collection of data, evaluation, competitor analysis are cornerstones of his activities. The communication department, coordinated by the PR & Communications Officer is responsible for the up to date, creation of content, and customer relations through the social media, website, Corporation’s email, and press.
  The medical division, directed by the Chief Medical Officer, entitled to research new applications for the medical industry.
                      R&D division is a multilevel department conducted by the Chief Technology Officer, responsible for hardware development. Furthermore, the Chief Information Officer, devoted to the progress of software solutions. The Hardware team performs his abilities with particular emphasis on electronics, nuclear, chemical material, and design. On the other hand, the Software team is in charge of the expansion of the Corporation into the shallow tech segment specifically blockchain, machine learning, and security.

The Corporation has a vast team of experts both in business and science to deliver the much-needed green energy solution, allowing the Corporation to be part of the large global battery market. Our corporation has a team of professionals graduated from the world’s top universities including Cambridge, Oxford, UCL, King’s College, Imperial College and Stanford, who have managed projects across fields ranging from university research to large industrial/corporate scale, including Rolls-Royce, Lockheed Martin, BAE Systems, top M&A and Banking firms, GE, Toyota/Aisin, DANA, AT&T, Best Buy, Munich RE, G7 Group, London Centre for Nanotechnology, etc.

The critical aspect of the Corporation is to ensure a constant and reliable supply of its raw materials and equipment needed for the MVP and future applications. As it is mentioned in the “Risk Factors”, we rely on third party suppliers and vendors. We do not control the operations of these suppliers and vendors. If any of these third-party suppliers and vendors terminate their relationship with us, or do not provide an adequate level of products or services, it would disrupt our business and could adversely affect our operating results. We will implement a supply interruption strategy and identify redundant sources of supply in key areas to provide NDB, Inc. not only with constant production stream but also reliability in the long run.

8.26  Corporate information

Mailing address: 50 California Street, Suite 1500 San Francisco, CA 94111

Tel: +1 (650) 252-0002

Fax: +1 (650) 252-0003.

Email: info@ndb.technology

Website: https://ndb.technology

9          DESCRIPTION OF PROPERTY

The Corporation does not own any real estate. NDB, Inc.’s corporate office is located at 50 California Street, Suite 1500, San Francisco, CA 94111, USA, in a serviced office space which we lease on a semi-annual basis for a monthly base cost.

NDB, Inc. has the R&D partnership with top-level universities, innovation centers and facilities across the globe. NDB, Inc. has a vast network of facility partners that will allow the fabrication of the commercial prototype to be carried out in them. Currently, the Corporation is performing development across the globe using resources including laboratories and universities.

For the foreseeable future, we believe these facilities are suitable for our current business operations.

10     MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, the actual outcomes of which involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by such forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular.

10.1  Liquidity and financial resources

We had net cash of $11,282.74 and $655,325.70 on December 31, 2019 and 2020, respectively. During the years ended December 31, 2019 and 2020, we used cash flows in operations in the amounts of $ 30,744.67 and $287,502.20, respectively.

Cash was not used in investing activities during the years ended December 31, 2019 and 2020. Cash provided by financing activities during the years ended December 31, 2019 and 2020 was $42,027.41 and $932,482.37, respectively. Since inception, the Corporation has been dependent upon the sale of common stock.

Liquidity and capital resources available to continuously grow the Corporation is of the utmost importance. NDB, Inc. has devised various structures around how, when and by whose support the Corporation will be growing throughout its life cycle. NDB, Inc. is looking for investors who are visionary, strategically valuable, and have experience in taking high-quality products/services to commercial scale. NDB is designed and has all the elements to become the next “Unicorn” therefore, strong values and experience are highly recommended. At this stage, we are looking for the following type of investors:

          Angel Investors: Qualified Accredited or Sophisticated Investors who are either exposed to the technology industry and strategic partners or have experience in investing in “High-Value” startups or bring in relevant experience in the industry domain NDB is currently involved i.e., Energy, Battery, Consumer Electronics, Automobiles or Aerospace.
      Family Offices: Experienced in investing in energy/cleantech/disruptive technology startups with experience in supporting startups with relevant support such as key partner’s introduction or go-to-market support.
  Institutional Investor: Focused on energy/cleantech/disruptive technology with functional diversity in portfolios that would be of strategic value to NDB, Inc. In addition, a track record of taking disruptive companies to IPOs is highly recommended. Typical check sizes ranging from $0.5M to $1M with the capability to do higher follow-on round.
      Corporate Investor: Directly relevant to the industry domain NDB is focused towards i.e., Device Manufacturers, Electronics, Automobiles, Aerospace, and Space. The relevance will directly apply to create various modalities and add distribution channels for NDB.
          Government Aid & Support: Governments or Government held institutions who are looking to invest in high quality, highly disruptive projects such as NDB with elements to take projects to a major strategic stage both in terms of global publicity and direct defense applications. The examples of such includes, (DoD- Department of Defense, DARPA, Harvard Endowment Fund, World Bank Innovations Fund, among others).

10.2  Plan of operation

Our plan of operations over the next twenty-four months consists of the following:

10.2.1                       Facility

  Securing, equipping, and launching the USA R&D facility
  Securing equipping, and launching the Switzerland R&D facility
  Completing the construction of the reactor for isotope production

10.2.2                       Media engagement & brand awareness

  Events & Exhibitions
  Partnership press releases

10.2.3                       Partnerships

  Low power application
  Medium power application
  High Power application

10.2.4                       R&D and IP

  Continued development and research of high-power technology
  Development and delivery of low power prototype
  Development of secondary storage unit
  Further research on Solid State Battery solution
  Filling the new patents
  Further research on enhancement of advance materials

10.2.5                       HR

  Senior recruitment (9 Heads)
  Junior recruitment (80 Heads)

10.3  Trend Information

The Battery Manufacturing industry exhibits a moderate level of market share concentration, with the top four companies estimated to account for 51.0% of industry revenue in 2019.

Market share concentration has increased during the period, largely due to acquisition activity. This trend is expected to continue over the five years to 2024 and is exemplified by the recent sale of Spectrum Brands Holdings Inc.’s battery division to major player Energizer Holdings. IBISWorld estimates that the level of concentration will continue to be at a low level over the next five years. High start-up capital costs deter most potential entrants.

Additionally, strong relationships between larger companies and their downstream customers, such as Walmart and major OEMs, could prove to be a barrier by limiting the number of potential customers for new manufacturers. Additionally, price is becoming an increasingly important factor in the market, as the price of high-tech batteries, such as lithium-ion batteries, have fallen over the years and are expected to continue to decrease over the five years to 2024.

Consequently, larger companies that can achieve efficient economies of scale are better positioned to compete in an increasingly price competitive market than newer entrants that may not be able to achieve the same economies of scale.

11     DIRECTOR, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

11.1  List of directors, executive officers, and significant employees

List and Description of Directors, Executive officers and Significant employees as of December 14, 2021, is presented in the following table:

Name	Position	Age	Terms of Office	FT/PT
Dr. Nima Golsharifi Ph.D., M.Sc., M.Eng.	Chief Executive Officer	34	Feb 2019 – Present	FT
Sir Prof. Michael Pepper FREng, FRS	Chief Technology Officer	79	Feb 2020 – Present	FT
Mr. Giorgi Gogokhia LLM	Chief Operating Officer	25	Oct 2019 – Present	FT
Dr. Toktam Nezakati MBA, Ph.D., M.Sc.	Chief Business Development Officer	44	Apr 2021 – Present	FT
Mr. Andrew Matthews	Chief Communication Officer	31	Jul 2021 – Present	FT

Above named officers are working full-time for the Corporation. There is an employment agreement in place between them and the Corporation as described below. Other than the employment agreement described below, there is no arrangement or understanding between the person described above and any other person pursuant to which the person was selected to his or her office or position. Each officer holds office until his or her successor is elected and qualified.

Directors are elected at each annual meeting of the shareholders to serve until the next annual meeting of the shareholders and until their successors have been elected and qualified.

(i) Dr. Nima Golsharifi (Chief Executive Officer) has been consistently transferring his leadership skills to grow companies by implementing fresh ideas since the age of 17. His expertise in nanotechnology, specifically energy storage devices, diamond electronics, thin-film devices, and organic semiconductors led to several publications and presentations in various international symposiums and conferences. As a technical leader, he worked for classified government projects such as Lockheed’s Apache Helicopter Program among others during his career. Dr Nima Golsharifi understands what it takes to lead and build critical deep-technology products such as NDB’s battery.

(ii) Sir Prof. Michael Pepper (Chief Technology Officer) is a physicist notable for his work in semiconductor nanostructures. Sir Michael was a physicist at the Plessey Research Laboratories when he formed a collaboration with Sir Nevill Mott, (Nobel Laureate, 1977) which resulted in his commencing research in the Cavendish Laboratory in 1973 on localisation in semiconductor structures. He subsequently joined the GEC Hirst Research Centre where he set up joint Cambridge-GEC projects. He was one of three authors on the paper that eventually brought a Nobel prize for the quantum Hall effect to Klaus von Klitzing. Sir Michael formed the Semiconductor Physics research group at the Cavendish Laboratory in 1984, and following a period as Royal Society Warren Research Fellow was appointed to his current role, Professorship of Physics, at the Cavendish Laboratory in 1987. In 1991, he was appointed managing director of the newly established Toshiba Cambridge Research Centre, now known as the Cambridge Research Laboratory (CRL) of Toshiba Research Europe. The following year, 2001, he was appointed Scientific Director of TeraView, a company formed by spinning off the terahertz research arm of CRL. He became an honorary Professor of Pharmaceutical Science in the University of Otago, New Zealand in 2003. He left his Cambridge Chair to take up the Pender Chair of Nanoelectronics at University College London in 2009 and has been associated with many developments in Semiconductor Physics and applications of terahertz radiation. He was siting on the Scientific Advisory Committee of Australia's ARC Centre of Excellence in Future Low-Energy Electronics Technologies.

(iii) Mr. Giorgi Gogokhia is Chief Operating Officer at NDB with a relevant working background and years of experience in law and management. He is a skilled communicator, effective leader and driven business person who can maintain key operational procedures, create new processes and ensure day to day administrative and operational excellence. Hence, it is no surprise that his exceptional demeanor gained him a solid reputation among team members. Giorgi is a graduate from the school of law. He has then obtained a master's degree (LLM) in International Business Law. Giorgi has participated in exchange programs and multiple conferences across the globe. He also had the chance to gain actual working experience through various projects and employments. Giorgi’s interests include IP law, corporate law and contracts. He has been leading various projects under ORB conglomerate in the field of software development as well as in the medical sector which helped him to develop strong leadership, organizational and managerial competences.

(iv) Dr. Toktam Nezakati (Chief Business Development Officer) is a Silicon Valley based researcher and executive. As chief business development officer at NDB Inc., she utilizes her interdisciplinary skills in bridging technology and business. Toktam was a researcher at Stanford, hardware Scientist at NASA’s Ames Research, and an engineer at Google. Dr. Nezakati, in addition to her hardware R&D skills, is also enthusiastic about AI and ML for business, fintech, biotech, satellite, and aerospace technology. Dr. Nezakati holds several publications and patents.

(v) Mr. Andrew Matthews (Chief Communication Officer) is into the Blockchain space since 2017. Andrew has a proven track of record in building teams, tracking worldwide developers, and partnering with local organizations engaged in smart contract development, token economy systems and smart contract auditing. In addition, he also brings a key experience in gaining strongholds into the global regulatory landscape, building rails for a robust crypto environment that can tap into a massive global liquidity pool. He carries a robust work experience in a handful of crypto firms within the blockchain ecosystem

11.2  Certain relationships

There are no family relationships between any of our directors, executive officers, and significant employees. Except as set forth above and in our discussion below in “Interest of Management and Others in Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

11.3  Involvement in certain legal proceedings

To our knowledge, none of our current directors or executive officers has:

  been convicted in a criminal proceeding (excluding traffic violations and other minor offenses); or
  had any bankruptcy petition filed under the federal bankruptcy laws or any state insolvency laws by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time.

In addition, to our knowledge, none of our current directors or executive officers is subject to any of the disqualification events described in Rule 262(a) under the Securities Act.

The Corporation is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition, or operating results.

12     COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table represents information regarding the total compensation earned by the three highest paid Corporation’s directors and executive officers during the last completed fiscal year, ended December 31st, 2020.

Name and Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Dr. Nima Golsharifi	$33,410.00	$0.00	$33,410.00
Mr. Giorgi Gogokhia	$11,250,000	$0.00	$11,250.00

For the fiscal year ended December 31, 2019, we did not pay our sole director for his service as a director.

12.1  Director compensation:

We currently do not pay our directors any cash compensation for their services as board members but intend to provide $5,000 to each director in the future, depending in part upon the qualification and success of this Offering.

We currently have three directors on our Board of directors. For the last completed fiscal year ended December 31st, 2020, the aggregate annual compensation of the directors as a group amounts to $0.

12.2  Employment agreements, arrangements, or plans

We have agreements in place with our five executive officers, Nima Golsharifi, Michael Pepper, Giorgi Gogokhia, Toktam Nezakati and Andrew Matthews.

Nima Golsharifi is entitled to an annual base salary of $172,800 pursuant to his employment agreement, Michael Pepper is entitled to an annual base salary of $68,400 pursuant to his employment agreement, Giorgi Gogokhia is entitled to an annual base salary of $60,000 pursuant to his agreement, Toktam Nezakati is entitled to an annual base salary of $60,000 in equity pursuant to her agreement, and Andrew Matthews is entitled to an annual base salary of $70,000 pursuant to his agreement. The executive officers’ salaries will be accrued but not paid until the Board reasonably determines that the Corporation is in a financial position to pay such salaries without jeopardizing the Corporation’s ability to continue as a going concern.

12.3  Employee stock incentive plan

The Corporation had a stock option plan dated April 11th, 2019, pursuant to which the Corporation was authorized to issue options to purchase common shares to consultants, contractors officers, directors and employees. The maximum number of options that could be issued under the stock option plan was 4,000,000. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

13     BOARD OF DIRECTORS

Our Board of Directors currently consists of Dr. Nima Golsharifi, Mr. Giorgi Gogokhia, and Ms. Fahimeh Golsharifi.

We may appoint additional independent directors to our Board of directors in the future, particularly to serve on committees should they be established.

14     SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of October 14, 2021, there were 31,390,560 shares of Common Stock issued and outstanding. 4,000 shares of Common Stock are reserved for option plan. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to convertible securities, options, warrants and other rights which are currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such convertible securities, options, warrants or other rights for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

The following table sets forth information regarding beneficial ownership of the Corporation’s management, directors, and holders of 10% or more of any class of our voting securities as of October 14, 2021.

The percentages below are based on fully diluted shares of our Common Stock as of October 14, 2021. Unless otherwise indicated, the business address of each person listed is 50 California Street, Suite 1500, San Francisco, CA 94111.

Name and Address of Beneficial Owner, and his relationship to NDB, Inc.	Amount and Nature of Beneficial Ownership of Common Stock	Amount and Nature of Beneficial Ownership of Common Stock Acquirable (by Exercise of Option or Conversion of Security)	Percent of Class
Directors and Executive Officers:
Dr. Nima Golsharifi, Ph.D., M.Sc., M.Eng. CEO of NDB, Inc.	30,100,000	30,100,000 Direct Ownership	85.05%
All directors and named executive officers as a group (3 persons)	N/A	N/A	N/A
Greater than 10% Securityholders:
None (other than the Directors and Executive Officers above)	N/A	N/A	N/A

15     INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Related Persons

Except as described below and except for employment arrangements which are described above under “Compensation of Directors and Executive Officers,” there has not been, nor is there currently proposed, any transaction in which NDB, Inc. is or was a participant, the amount involved exceeds the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers, holders of more than 10% of our Common Stock, promoters, or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

16     SECURITIES BEING OFFERED

The following is a summary of the rights of our capital stock as provided in our Certificate of Incorporation, and bylaws. For more detailed information, please see our Certificate of Incorporation and bylaws which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General Information

  General: The Corporation only issues one class of stock. The total number of shares of stock which the Corporation is authorized to issue is Seven Million (7,000,000) shares of capital stock, consisting of Fifty Million (50,000,000) shares of Common Stock. As of October 14, 2021, the Corporation had 31,390,560 shares of Common Stock outstanding and 4,000,000 shares of Common Stock is reserved for option plan.
  Dividend Rights: We have not paid any cash dividends on our shares of Common Stock to date. The payment of cash dividends on our Common Stock in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of our Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for the development, operation, and expansion of our business and, accordingly, our Board of Directors does not anticipate declaring any dividends on our Common Stock in the foreseeable future. As a result, any gain you will realize on our Common Stock will result solely from the appreciation of your Shares.
  Voting Rights: The holders of the Common Stock are entitled to one vote for each share held on all matters to be voted on by the Corporation’s shareholders. There shall be no cumulative voting.
  Liquidation: In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of or provision for all of our debts and other liabilities.
  Right and preferences: Holders of the Corporation's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Corporation's Common Stock. No shares of Common Stock are subject to further call or assessment by the issuer.
  Liabilities: We do not foresee any potential liabilities imposed on shareholders under state statutes and/or foreign law.
  Changes in Authorized Number: The number of authorized shares of Common Stock may be increased or decreased subject to the Corporation’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.
                      Further Liability for Calls: No shares of Common Stock are subject to further call or assessment by the issuer.
  Registration rights: Investors will not receive any registration rights in connection with the Offering.
  Restrictions on Transfer: There is currently no public trading market for the Corporation shares, and an active market may not develop or be sustained.  In the event a transfer of any shares does occur, the transferor shall comply with Section 39 of bylaws of the Corporation prior to the transfer.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The Corporation will be required to make annual and semi-annual filings with the SEC. The Corporation will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The Corporation will make semi-annual filings on Form 1-SA, which will be due by December 31th each year, which will include unaudited financial statements for the six months to June 30th. The Corporation will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The Corporation will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, the Corporation will file a post-qualification amendment to the offering Statement of which this Offering Circular forms a part, to include the Corporation’s recent financial statements.

The Corporation may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A+ Offering Statement on Form 1-A under the Securities Act with respect to the Common Stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semiannual, and current event reports with the SEC. The SEC maintains an Internet website that contains reports and other information about issuers, including us, that file electronically with the SEC. The address of this site is sec.report.

17     NDB FINANCIAL STATEMENTS

17.1  Period January 1, 2021 to March 31, 2021

17.1.1                       Independent accountant’s review report

Al Abbasi Professional Accounting Services

CPA Professional Office

20 Portsmouth Avenue, Suite 1 PMB 1093, Stratham NH 03885, USA

amjad@alabbasicenter.com | 603-607-7600

To the board of directors of NDB Inc.

50 California Street, Suite 1500

San Francisco, CA 94111

October 14, 2021

We have reviewed the accompanying balance sheet of NDB Inc. as of June 30, 2021, and the statement of income for the period from January 01, 2021 to June 30, 2021 and the related notes to those statements. A review includes primary applying analytical procedures to management’s financial data and making inquiries of the NDB’s management. A review is less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the accounting principles generally accepted in the United States of America; and this includes the design, implementation, and maintenance of financial statements that are free from material misstatement, whether due to fraud or error.

Accountant responsibility

Our responsibility is to conduct the review in accordance with the Statement on Standards of Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of material modifications that should be made in the financial statements for them to be in accordance with the accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our report.

Accountant’s conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with the accounting principles generally accepted in the United States of America.

/s/ Amjad N. I. Abu Khamis
Amjad N. I. Abu Khamis

Licensed Public Accountant, License # NH 08224

17.1.2                       Statement

NDB Inc.
Balance Sheet Statement

As of 30 June 2021

ASSETS
Current Assets
Checking Accounts	33,281.86
Fixed Deposit	9,000.00
Total Bank Accounts	42,281.86
Other Receivables	110,047.32
Total Current Assets	152,329.18
Fixed Assets
Computer Equipment	1,913.52
Long Term Investments	536,123.90
Total Fixed Assets	538,037.42
TOTAL ASSETS	690,366.60

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Credit Cards	1,899.17
Contractors Payables	11,987.46
Total Current Liabilities	13,886.63
Total Liabilities	13,886.63
Equity
Common Stock	1,292,243.09
Owner Contributions (Withdrawals)	9,259.8
Retained Earnings	(450,160.40)
Net Income	(174,862.52)
Total Equity	676,479.97

TOTAL LIABILITIES AND EQUITY	690,366.60

NDB Inc.
Income Statement
As of 30 June 2021

Total Revenues	-

Less Operating Expenses
Salaries and Contractors Expense	199,131.91
Professional Fees	43,597.30
Software Expense	6,999.65
Travel Expenses	40,176.07
General Administrative Expenses	9,697.07
Marketing Fees	174.92
Training Expenses	1,800.12
Bank Fees	2,270.19
Total Operating Expenses	303,847.23

Net Operating Income (Loss)	(303,847.23)

Other Non-Operating Income (loss
PPP Loan Forgiveness	129,050.00
Interest Income	14.60
Losses of exchange currencies	(79.89)
Total Non-Operating Income	128,984.71

Net Income (Loss)	(174,862.52)

17.1.3                       Notes to the Financial Statements

17.1.3.1               Description of the Business

NDB INC was incorporated in in the State of California in February 2019. NDB INC is authorized to issue one class of shares of stock, and the total number of shares which this corporation is authorized to issue is 50,000,000.

NDB INC is focused on the development of the NDB, a self-charging and long-lasting battery powered by recycled nuclear waste and radioisotopes. Compared to conventional batteries, this battery is expected to produce stable power throughout their lifetime (which is generally many years) as an independent power source in itself until the end of its used isotopic lifetime, making it a sustainable, versatile energy solution to the globally growing energy demand.

For more information about the business visit NDB website.

17.1.3.2               Summary of Significant Accounting Policies

  Basis of Presentation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP).

  Revenue Recognition

As of the date of the financial statements, NDB INC has no revenue generated by its operations. The company is a start-up and funding its operational expenses from financing activities. The company’s management is planning, and has taken serious steps, to maintain a positive working capital for the company, by adding new investors into the business, and conducting an offering through Regulation A financing under the Securities Act of 1933.

  PPP Loan

The company get the benefit from Pay-check Protection Program (PPP) Loan as part of the Coronavirus Aid Relief and Economic Security (CARES) Act. The total amount of the loan was 129,050, which was forgiven on April 7, 2021 based on a letter from Small Business Administration.

  Common Stock

The company has issued shares for the amount of $320,018.44 to new investors, which raised up the common stock balance into $1,292,243.09 as of June 30, 2021.

  Long Term Investments

The company’s management used excess cash available at liquid assets, which they do not have intent to liquidate in the near future.

  Sales and Marketing

Sales and marketing expenses consist of compensation, employee benefits and other compensation of sales and marketing employees, as well as commissions, travel, trade show sponsorships and events, conferences, and Internet advertising costs. Costs associated with the Company’s advertising and are expensed as incurred and are included in sales and marketing expenses.

  General and Administrative

General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, facility costs (including rent), bad debt costs, professional service fees, and other general overhead costs including depreciation to support our operations.

  Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

17.2  Year ended 2020

17.2.1                       Independent accountant’s review report

Al Abbasi Professional Accounting Services

CPA Professional Office

20 Portsmouth Avenue, Suite 1 PMB 1093, Stratham NH 03885, USA

amjad@alabbasicenter.com | 603-607-7600

To the board of directors of NDB Inc.

50 California Street, Suite 1500

San Francisco, CA 94111

October 14, 2021

Report on financial statements

We have audited the accompanying financial statements of NDB, Inc. (the “Corporation”), which comprise the balance sheet as of December 31, 2020, and the related statements of operations, changes in shareholders’ equity, and statement of cash flows for the period year then ended as of December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

 An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Corporation's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2020, and the results of its operations and its cash flows for the year then ended as of December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in note ii of section 17.2.3.2, the entity has suffered a loss from operations, has used cash in operations. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2.2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Amjad N. I. Abu Khamis

Amjad N. I. Abu Khamis

Licensed Public Accountant, License # NH 08224

17.2.2                       Statement

NDB Inc.

Balance Sheet Statement

As of 31 December 2020

ASSETS
Bank Accounts
Checking Accounts	646,325.70
Fixed Deposit	9,000.00
Total Bank Accounts	655,325.70
Total Current Assets	655,325.70
TOTAL ASSETS	655,325.70

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Credit Cards	8,422.66
PPP Loan	129,050.00
Other Payables/Receivables	(6,011.38)
Total Current Liabilities	131,461.28
Total Liabilities	131,461.28
Equity
Common Stock	972,224.65
Owner Contributions	1,800.17
Retained Earnings	-39,658.53
Net Income	-410,501.87
Total Equity	523,864.42
TOTAL LIABILITIES AND EQUITY	655,325.70

NDB Inc.

Income Statement

As of 31 December 2020

Total Revenues	-

Less Operating Expenses
Contractors	190,793.39
Professional Fees	88,249.58
Software Expense	5,154.97
Travel Expenses	41,302.79
General Administrative Expenses	46,115.90
Marketing Expenses	27,399.90
Training Expense	9,252.00
Bank Fees	2,235.99
Total Operating Expenses	410,504.52

Net Operating Income (Loss)	(410,504.52)

Other Non-Operating Income	5.30

Net Income (Loss)	(410,501.87)

NDB Inc.

Statement of Changes in Equity
For the year ended 2020

	Paid in Capital	Owners Contributions	Retained Earnings	Equity Balance

Begging Balance as of January 1, 2020	41,542.45	-	-	41,542.45

Stocks Issued During 2020	930,682.20	-	(39,658.53)	932,566.12

Owner Net Contributions During 2020	-	1,800.17	-	934,366.29

Net Loss During 2020	-	-	(410,501.87)	523,864.42

Equity Ending Balance as of December 31, 2020				523,864.42

NDB Inc.

Statement of Cash Flow
For the year ended 2020

OPERATING ACTIVITIES
Net Income (Loss)	(410,501.87)
Adjustments to reconcile Net Income to Net Cash provided by operations:
PPP Loan	129,050.00
Year End Adjustments	(6,050.33)
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	122,999.67
Net cash Used by operating activities	(287,502.20)

FINANCING ACTIVITIES
Issuance of Shares	930,682.20
Owners Net Contributions	1,800.17
Net cash provided by financing activities	932,482.37

NET CASH INCREASE FOR PERIOD	644,980.17

Cash at beginning of period	10,345.53
CASH AT END OF PERIOD	655,325.70

17.2.3                       Notes to the Financial Statements

17.2.3.1               Description of the Business

NDB INC was incorporated in in the State of California in February 2019. NDB INC is authorized to issue one class of shares of stock, and the total number of shares which this corporation is authorized to issue is 50,000,000.

NDB INC is focused on the development of the NDB, a self-charging and long-lasting battery powered by recycled nuclear waste and radioisotopes. Compared to conventional batteries, this battery is expected to produce stable power throughout their lifetime (which is generally many years) as an independent power source in itself until the end of its used isotopic lifetime, making it a sustainable, versatile energy solution to the globally growing energy demand.

For more information about the business visit NDB website.

17.2.3.2               Summary of Significant Accounting Policies

  Basis of Presentation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP).

  Revenue Recognition

As of the date of the financial statements, NDB INC has no revenue generated by its operations. The company is a start-up and funding its operational expenses from financing activities. The company’s management is planning, and has taken serious steps, to maintain a positive working capital for the company, by adding new investors into the business, and conducting an offering through Regulation A financing under the Securities Act of 1933.

  PPP Loan

The company get the benefit from Pay-check Protection Program (PPP) Loan as part of the Coronavirus Aid Relief and Economic Security (CARES) Act. The total amount of the loan was 129,050. It is worth mentioning that the PPP Loan Forgiveness application was submitted and approved, and the whole amount was forgiven as of the date of issuing those statements.

  Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting period. [e.g. useful life of fixed assets].

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

  Common Stock

The company has obtained $932,566.12 in cash from the sale of common stock as of the end of 2020, the price of the stocks are 4.35.

  Travel Expense

Travel expenses are those expenses paid for the contractors and owners of the business related to their business travels, such as air tickets, visa processing fees, hotels reservation, meals, etc.

  General and Administrative

General and administrative expenses include all expenses that are required to run the operations of the business, that are general in its nature, such as utilities, rent, office supplies, telecommunications, etc.

  Sales and Marketing

Costs associated with the Company’s advertising and are expensed as incurred and are included in sales and marketing expenses. Advertising expense was $27,399.90 for the year ended December 31, 2020.

  Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

17.3  Year ended 2019

17.3.1                       Independent accountant’s review report

Al Abbasi Professional Accounting Services

CPA Professional Office

20 Portsmouth Avenue, Suite 1 PMB 1093, Stratham NH 03885, USA

amjad@alabbasicenter.com | 603-607-7600

To the board of directors of NDB Inc.

50 California Street, Suite 1500

San Francisco, CA 94111

October 14, 2021

Report on financial statements

We have audited the accompanying financial statements of NDB, Inc. (the “Corporation”), which comprise the balance sheet as of December 31, 2019, and the related statements of operations, changes in shareholders’ equity, and statement of cash flows for the period year then ended as of December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Corporation's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2019, and the results of its operations and its cash flows for the year then ended as of December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

/s/ Amjad N. I. Abu Khamis

Amjad N. I. Abu Khamis

Licensed Public Accountant, License # NH 08224

17.3.2                       Statements

NDB Inc.

Balance Sheet Statement

As of 31 December 2019

ASSETS
Bank Accounts
Checking Accounts	2,282.74
Fixed Deposit	9,000.00
Total Bank Accounts	11,282.74
Total Current Assets	11,282.74
TOTAL ASSETS	11,282.74

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Credit Cards	8,083.13
Other Payables/Receivables	(87.35)
Total Current Liabilities	7,995.78
Total Liabilities	7,995.78
Equity
Common Stock	41,542.45
Owner Contributions	484.96
Net Income (Loss)	(38,740.45)
Total Equity	3,286.96
TOTAL LIABILITIES AND EQUITY	11,282.74

NDB Inc.

Income Statement

For the year ended 2019

Total Revenues	-

Less Operating Expenses
Contractors	16,680.00
Professional Fees	632.89
Software Expense	296.51
Travel Expenses	15,096.06
General Administrative Expenses	5,299.12
Marketing Expenses	170.66
Bank Fees	573.26
Total Operating Expenses	38,748.50

Net Operating Income (Loss)	(38,748.50)

Other Non-Operating Income	8.05

Net Income (Loss)	(38,740.45)

NDB Inc.

Statement of Changes in Equity

For the year ended 2019

	Paid in Capital	Owners Contributions	Retained Earnings	Equity Balance

Beginning Balance as of February 2, 2019	-	-	-	-

Stocks Issued During 2019	41,542.45	-	-	41,542.45

Owner Net Contributions During 2019	-	484.96	-	42,027.41

Net Loss During 2019	-	-	(38,740.45)	3,286.96

Equity Ending Balance as of December 31, 2019				3,286.96

NDB Inc.

Statement of Cash Flow

For the year ended 2019

OPERATING ACTIVITIES
Net Income (Loss)	(38,740.45)
Adjustment to Net Income
Liabilities to Credit Cards	8,083.13
Other Receivables	(87.35)
Net cash Used by operating activities	(30,744.67)

FINANCING ACTIVITIES
Issuance of Shares	41,542.45
Owners Net Contributions	484.96
Net cash provided by financing activities	42,027.41

NET CASH INCREASE FOR PERIOD	11,282.74

Cash at beginning of period	-
CASH AT END OF PERIOD	11,282.74

17.3.3                       Notes to the Financial Statements

17.3.3.1               Description of the Business

NDB INC was incorporated in in the State of California in February 2019. NDB INC is authorized to issue one class of shares of stock, and the total number of shares which this corporation is authorized to issue is 50,000,000.

NDB INC is focused on the development of the NDB, a self-charging and long-lasting battery powered by recycled nuclear waste and radioisotopes. Compared to conventional batteries, this battery is expected to produce stable power throughout their lifetime (which is generally many years) as an independent power source in itself until the end of its used isotopic lifetime, making it a sustainable, versatile energy solution to the globally growing energy demand.

For more information about the business visit NDB website.

17.3.3.2               Summary of Significant Accounting Policies

  Basis of Presentation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP).

  Revenue Recognition

As of the date of the financial statements, NDB INC has no revenue generated by its operations. The company is a start-up and funding its operational expenses from financing activities. The company’s management is planning, and has taken serious steps, to maintain a positive working capital for the company, by adding new investors into the business.

  Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting period. [e.g. useful life of fixed assets].

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates

  Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. The Company uses an estimated useful life of Five years for employee-related computers, office equipment and site-related computer hardware and software, and furniture.

  Contractors Expense

NDB has no employees as of the date of this report, however, the contractors fees are paid against services provided by individuals for the administrative and operational processes of the firm. As of December 31, 2019, NDB paid $16,680 for contractors as expenses.

  Travel Expense

Travel expenses are those expenses paid for the contractors and owners of the business related to their business travels, such as air tickets, visa processing fees, hotels reservation, meals, etc.

  General and Administrative

General and administrative expenses include all expenses that are required to run the operations of the business, that are general in its nature, such as utilities, rent, office supplies, telecommunications etc.

18     SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 14, 2021.

NDB INC.

By: /s/ Nima Golsharifi

Nima Golsharifi

Chief Executive Officer, Director

Date: 10/14/2021

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

NDB INC.

By: /s/ Nima Golsharifi

Nima Golsharifi

Chief Executive Officer, Director

Date: 10/14/2021

NDB INC.

By:  /s/ Giorgi Gogokhia

Giorgi Gogokhia

Chief Operating Officer, Secretary

Date: 10/14/2021

NDB INC.

By: /s/ Fahimeh Golsharifi

Fahimeh Golsharifi

Director

Date: 10/14/2021

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

NDB INC.

By: /s/ Nima Golsharifi

Nima Golsharifi

Chief Executive Officer, Director

Date: 10/14/2021

NDB INC.

By:  /s/ Giorgi Gogokhia

Giorgi Gogokhia

Chief Operating Officer, Secretary

Date: 10/14/2021

NDB INC.

By: /s/ Fahimeh Golsharifi

Fahimeh Golsharifi

Director

Date: 10/14/2021